Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

Exar Corporation and Subsidiaries
Three Months Ended April 2, 2017 and March 27, 2016 (unaudited) and
Fiscal Years Ended April 2, 2017, March 27, 2016 and March 29, 2015
With Independent Auditor's Report

Exhibit 99.1

EXAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended April 2, 2017 and March 27, 2016 (unaudited) and
Fiscal Years Ended April 2, 2017, March 27, 2016 and March 29, 2015

Exhibit 99.1

Independent Auditor's Report

Board of Directors
Exar Corporation
Fremont, California

We have audited the accompanying consolidated financial statements of Exar Corporation and its subsidiaries, which comprise the consolidated balance sheets as of April 2, 2017 and March 27, 2016, and the related consolidated statements of operations and comprehensive income (loss), consolidated statement of stockholders' equity, and consolidated statement of cash flows for each of three years in the period ended April 2, 2017 and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Exar Corporation and its subsidiaries as of April 2, 2017 and March 27, 2016, and the results of their operations and its cash flows for each of three years in the period ended April 2, 2017 in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP
June 2, 2017

EXAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	April 2, 2017	March 27, 2016

ASSETS
Current assets:
Cash and cash equivalents	$93,805	$55,070
Short-term marketable securities	142,320	—
Accounts receivable (net of allowances of $1,224 and $1,088)	14,458	16,130
Accounts receivable, related party (net of allowances of $202 and $617)	5,086	3,247
Inventories	26,625	20,807
Other current assets	5,728	1,922
Assets of discontinued operations	—	93,911
Total current assets	288,022	191,087
Property, plant and equipment, net	3,480	20,299
Goodwill	31,613	31,613
Intangible assets, net	8,896	11,735
Other non-current assets	5,051	639
Total assets	$337,062	$255,373
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$12,528	$11,258
Accrued compensation and related benefits	2,717	2,984
Deferred income and allowances on sales to distributors	3,068	3,053
Deferred income and allowances on sales to distributor, related party	3,690	4,683
Other current liabilities	9,548	10,669
Liabilities of discontinued operations	—	3,470
Total current liabilities	31,551	36,117
Long-term lease financing obligations	—	1,285
Other non-current obligations	3,076	3,422
Total liabilities	34,627	40,824

Commitments and contingencies (Notes 15, 16 and 17)

Stockholders’ equity:
Common stock, $.0001 par value; 100,000,000 shares authorized;
51,434,005 and 48,545,311 shares outstanding	5	5
Additional paid-in capital	560,158	529,207
Accumulated other comprehensive loss	(145)	—
Accumulated deficit	(257,583)	(314,663)
Total stockholders' equity	302,435	214,549
Total liabilities and stockholders' equity	$337,062	$255,373

See accompanying notes to consolidated financial statements.

EXAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands)

	Three Months Ended		Fiscal Years Ended
	April 2, 2017	March 27, 2016	April 2, 2017	March 27, 2016	March 29, 2015
	(unaudited)
Sales:
Net sales	$19,796	$18,060	$78,677	$65,799	$76,969
Net sales, related party	8,018	7,283	31,096	35,791	36,259
Total net sales	27,814	25,343	109,773	101,590	113,228

Cost of sales:
Cost of sales	9,394	9,694	40,867	39,615	48,355
Cost of sales, related party	2,739	3,082	11,207	15,929	14,359
Restructuring charges and exit costs	—	—	225	739	7,597
Proceeds from legal settlement	—	—	—	(1,500)	—
Amortization of purchased intangible assets and inventory step-up	594	594	2,376	2,427	4,238
Impairment of intangible assets	—	—	—	—	8,367
Warranty reserve	—	—	—	—	(1,078)
Total cost of sales	12,727	13,370	54,675	57,210	81,838
Gross profit	15,087	11,973	55,098	44,380	31,390

Operating expenses:
Research and development	5,476	5,173	20,316	22,180	29,550
Selling, general and administrative	8,249	7,187	31,674	28,877	36,896
Merger and acquisition costs	1,457	—	2,727	544	7,348
Restructuring charges and exit costs, net	—	106	923	4,952	4,055
Impairment of intangibles	—	—	1,519	—	4,456
Gain on sale of land and building under sale-leaseback arrangement	—	—	(9,300)	—	—
Net change in fair value of contingent consideration	—	—	—	—	(4,343)
Total operating expenses, net	15,182	12,466	47,859	56,553	77,962
Income (loss) from operations	(95)	(493)	7,239	(12,173)	(46,572)

Other income and (expense), net:
Interest income and other, net	751	73	1,050	14	280
Interest expense	54	(42)	(93)	(202)	(1,082)
Gain on sale of long-term investment	779	—	779	—	—
Impairment of long-term investment	—	—	—	—	(544)
Total other income (expense), net	1,584	31	1,736	(188)	(1,346)

Income (loss) before income taxes	1,489	(462)	8,975	(12,361)	(47,918)
Provision for (benefit from) income taxes	(264)	(201)	(123)	(5,611)	643
Net income (loss) from continuing operations	1,753	(261)	9,098	(6,750)	(48,561)
Net income (loss) from discontinued operations (See Note 4)	—	(1,921)	47,982	(9,276)	3,554
Net income (loss)	1,753	(2,182)	57,080	(16,026)	(45,007)
Net loss attributable to noncontrolling interest	—	—	—	—	(37)
Net income (loss)	$1,753	$(2,182)	$57,080	$(16,026)	$(44,970)

See accompanying notes to consolidated financial statements.

EXAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)
(In thousands)

	Three Months Ended		Fiscal Years Ended
	April 2, 2017	March 27, 2016	April 2, 2017	March 27, 2016	March 29, 2015
	(unaudited)
Net income (loss)	$1,753	$(2,182)	$57,080	$(16,026)	$(45,007)
Changes in market value of investments, net of tax:
Changes in unrealized gain (loss) on investments	(145)	—	(145)	—	225
Release of tax provision for unrealized gains	—	—	—	—	828
Net change in market value of investments	(145)	—	(145)	—	1,053
Comprehensive income (loss)	1,608	(2,182)	56,935	(16,026)	(43,954)
Less: comprehensive loss attributable to non-controlling interests	—	—	—	—	(37)
Comprehensive income (loss) attributable to Exar Corporation	$1,608	$(2,182)	$56,935	$(16,026)	$(43,917)

See accompanying notes to consolidated financial statements.

EXAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(In thousands, except share amounts)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Exar Corporation	Non-Controlling Interests	Total
Balance, March 30, 2014	47,336,005	$5	$508,116	$(253,667)	$(1,079)	$253,375	$—	$253,375
Net loss	—	—	—	(44,970)	—	(44,970)	—	(44,970)
Change in unrealized gains on marketable securities	—	—	—	—	1,079	1,079	—	1,079
Shares issued through employee stock plans	890,709	—	6,358	—	—	6,358	—	6,358
Option assumed from acquisition of Integrated Memory Logic Limited (iML)	—	—	3,835	—	—	3,835	—	3,835
Non-controlling interest upon acquisition of 92% of iML shares and additional contributions	—	—	(307)	—	—	(307)	18,920	18,613
Purchase of iML non-controlling interests ownership	—	—	—	—	—	—	(18,883)	(18,883)
Net loss attributable to non-controlling interests	—	—	—	—	—	—	(37)	(37)
Shares issued for vested restricted stock units	414,242	—	416	—	—	416	—	416
Withholding of shares for tax obligations on vested restricted stock units	(104,376)	—	(1,116)	—	—	(1,116)	—	(1,116)
Repurchase of common stock	(790,962)	—	(7,999)	—	—	(7,999)	—	(7,999)
Stock-based compensation	—	—	12,161	—	—	12,161	—	12,161
Balance, March 29, 2015	47,745,618	5	521,464	(298,637)	—	222,832	—	222,832
Net loss	—	—	—	(16,026)	—	(16,026)	—	(16,026)
Shares issued through employee stock plans	385,739	—	2,442	—	—	2,442	—	2,442
Settlement of stock awards in connection with Cadeka Technologies (Cayman) Holding Ltd. acquisition	—	—	1,875	—	—	1,875	—	1,875
Shares issued for vested restricted stock units	596,468	—	8	—	—	8	—	8
Withholding of shares for tax obligations on vested restricted stock units	(182,514)	—	(1,599)	—	—	(1,599)	—	(1,599)
Cash settlement of shares issued for vested restricted stock units, net	—	—	(354)	—	—	(354)	—	(354)
Stock-based compensation	—	—	5,371	—	—	5,371	—	5,371
Balance, March 27, 2016	48,545,311	5	529,207	(314,663)	—	214,549	—	214,549
Net income				57,080		57,080	—	57,080
Change in unrealized loss on marketable securities	—	—	—	—	(145)	(145)	—	(145)
Shares issued through employee stock plans	2,712,053	—	20,007	—	—	20,007	—	20,007
Settlement of stock awards in connection with Cadeka Technologies (Cayman) Holding Ltd. acquisition	—	—	960	—	—	960	—	960
Shares issued for vested restricted stock units	242,559	—	20	—	—	20	—	20
Withholding of shares for tax obligations on vested restricted stock units	(65,918)	—	(577)	—	—	(577)	—	(577)
Stock-based compensation	—	—	10,541	—	—	10,541	—	10,541
Balance, April 2, 2017	51,434,005	$5	$560,158	$(257,583)	$(145)	$302,435	$—	$302,435

See accompanying notes to consolidated financial statements.

EXAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Fiscal Years Ended
	April 2, 2017	March 27, 2016	April 2, 2017	March 27, 2016	March 29, 2015
	(unaudited)
Cash flows from operating activities:
Net income (loss)	$1,753	$(2,182)	$57,080	$(16,026)	$(45,007)
Income (loss) from discontinued operations	—	(1,921)	47,982	(9,276)	3,554
Income (loss) from continuing operations	1,753	(261)	9,098	(6,750)	(48,561)
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	1,679	1,659	6,418	8,567	9,589
Accounts receivable allowance	94	34	225	55	501
Gain on sale of long term investment	(779)	—	(779)	—	—
Gain on sale of land and building under sale-leaseback arrangement	—	—	(9,300)	—	—
Amortization of deferred gain on sale-leaseback arrangement	—	—	(996)	—	—
Stock-based compensation expense	2,497	974	9,628	4,784	12,968
Impairment of design tools	—	—	1,519	—	—
Restructuring charges and exist costs	—	55	1,148	960	7,985
Impairment charges	—	—	—	—	13,367
Net change in fair value of contingent consideration	—	—	—	—	(4,343)
Release of deferred tax valuation allowance	—	—	—	—	827
Changes in operating assets and liabilities:
Accounts receivable	(1,819)	(1,076)	(392)	(2,919)	1,318
Inventories	(2,404)	1,483	(5,818)	4,978	(1,797)
Prepaid expenses, other current assets and other assets	(662)	(102)	(1,177)	7,386	(5,703)
Accounts payable	3,542	(511)	8,591	544	(5,287)
Accrued compensation and related benefits	441	(320)	(267)	(966)	66
Deferred income	550	1,250	(977)	(1,591)	(1,788)
Other current and non-current liabilities	515	(804)	(1,704)	(8,679)	5,200
Net cash provided by (used in) operating activities - continuing operations	5,407	2,381	15,217	6,369	(15,658)
Net cash provided by (used in) operating activities - discontinued operations	—	440	979	(2,444)	2,017
Net cash provided by (used in) operating activities	5,407	2,821	16,196	3,925	(13,641)

Cash flows from investing activities:
Purchases of property, plant and equipment and intellectual property, net	(270)	(325)	(1,039)	(1,279)	(3,923)
Sale of land and building under sale-leaseback arrangement	—	—	24,051	—	—
Purchases of short-term marketable securities	(42,530)	—	(168,292)	—	(9,296)
Proceeds from maturities of short-term marketable securities	25,569	—	25,569	—	3,997
Sale of long term investment	1,118	—	1,118	—	—
Proceeds from sales of short-term marketable securities	—	—	—	—	158,412
Net cash provided by (used in) provided by investing activities - continuing operations	(16,113)	(325)	(118,593)	(1,279)	149,190
Net cash provided by (used in) investing activities - discontinued operations	—	—	127,933	—	(72,660)
Net cash provided by (used in) investing activities	(16,113)	(325)	9,340	(1,279)	76,530

See accompanying notes to consolidated financial statements.

EXAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Fiscal Years Ended
	April 2, 2017	March 27, 2016	April 2, 2017	March 27, 2016	March 29, 2015
	(unaudited)
Cash flows from financing activities:
Proceeds from issuance of common stock	3,847	99	17,797	2,450	9,791
Purchase of stock for withholding taxes on vested restricted stock	(120)	(37)	(576)	(1,599)	(1,090)
Cash settlement of equity award	(240)	—	(240)	(429)	—
Proceeds from issuance of debt	—	—	—	—	91,000
Repayment of debt	—	—	—	—	(91,000)
Capital contribution from Integrated Memory Logic Limited non-controlling interest	—	—	—	—	740
Repurchase of common stock	—	—	—	—	(7,999)
Payments of lease financing obligations	(999)	(1,012)	(3,782)	(3,306)	(1,394)
Net cash provided by (used in) financing activities - continuing operations	2,488	(950)	13,199	(2,884)	48
Net cash provided by (used in) financing activities - discontinued operations	—	75	—	75	(22,318)
Net cash provided by (used in) financing activities	2,488	(875)	13,199	(2,809)	(22,270)
Net increase (decrease) in cash and cash equivalents	(8,218)	1,621	38,735	(163)	40,619
Cash and cash equivalents at the beginning of the period	102,023	53,449	55,070	55,233	14,614
Cash and cash equivalents at the end of the period	$93,805	$55,070	$93,805	$55,070	$55,233

Supplemental disclosure of cash flow and non-cash information:
Cash paid for income taxes	$48	$34	$205	$279	$42
Cash paid for interest	22	42	108	180	1,085
Non-cash investing and financing activities:
Increase in equity associated with release of liability for Cadeka restricted stock units	960	—	960	1,875	—
Engineering design tool acquired under capital lease	—	—	—	—	8,842
Release of restricted stock upon vesting		—	—	—	416
Retirement of fixed assets	21,421	—	21,421	1,471	—

See accompanying notes to consolidated financial statements.

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

NOTE 1. DESCRIPTION OF BUSINESS

Exar Corporation was incorporated in California in 1971 and reincorporated in Delaware in 1991. Exar Corporation and its subsidiaries (“Exar,” “us,” “our” or “we”) is a fabless semiconductor company that designs, develops and markets high performance analog mixed-signal integrated circuits and advanced sub-system solutions for the Industrial and Embedded Systems, High-End Consumer and Infrastructure markets.

NOTE 2. ACCOUNTING POLICIES

Basis of Presentation—Our fiscal years consist of 52 or 53 weeks. In a 52-week year, each fiscal quarter consists of 13 weeks. Fiscal year 2017 consisted of 53 weeks, and fiscal years 2016 and 2015 each consisted of 52 weeks. Fiscal years ended April 2, 2017, March 27, 2016 and March 29, 2015 are also referred to as “2017,” “2016,” and “2015,” respectively, unless otherwise indicated. The consolidated interim financial statements of Exar are unaudited and in the Company’s opinion, include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of operations and cash flows for the three months ended April 2, 2017 and March 27, 2016. Certain information and footnote disclosures normally included in annual financial statements have been omitted from the interim information. The interim financial statements of Exar should be read in conjunction with the audited consolidated financial statements and notes thereto for the fiscal years ended April 2, 2017, March 27, 2016 and March 29, 2015.

Certain reclassifications have been made to the prior year consolidated financial statements to conform to the current year’s presentation primarily resulting from the sale of a subsidiary during 2017 as discontinued operations. Such reclassification had no effect on previously reported results of operations or stockholders’ equity.

Principles of Consolidation—The consolidated financial statements include the accounts of Exar and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

Use of Management Estimates—The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including (1) revenue recognition; (2) allowance for doubtful accounts; (3) valuation of inventories; (4) income taxes; (5) stock-based compensation; (6) goodwill; (7) long-lived assets; (8) litigation and contingencies; (9) contingent consideration; (10) restructuring charges; and (11) warranty liabilities. Actual results could differ from these estimates and material effects on operating results and financial position may result.

Business Combinations—The estimated fair value of acquired assets and assumed liabilities and the results of operations of acquired businesses are included in our consolidated financial statements from the effective date of the purchase. The total purchase price is allocated to the estimated fair value of assets acquired and liabilities assumed. See Note 3 - “Business Combinations.”

Discontinued Operations—On November 9, 2016, we completed the sale of 100% of the issued and outstanding shares of our wholly-owned subsidiary Integrated Memory Logic Limited (“iML”). As a result, we report the operating results of iML prior to the completion of the sale and the gain on the sale in the net income (loss) from discontinued operations line in the consolidated statements of operations for all periods presented. Totals for discontinued operation cash flows are separately reported within operating, investing and financing activities within the consolidated statements of cash flows. Unless otherwise indicated, the disclosures accompanying the consolidated financial statements reflect our continuing operations. See “Note 4-Discontinued Operations”.

Cash and Cash Equivalents—We consider all highly liquid debt securities and investments with maturities of 90 days or less from the date of purchase to be cash and cash equivalents. Cash and cash equivalents also consist of cash on deposit with banks and money market funds.

Inventories—Inventories are recorded at the lower of cost or market, determined on a first-in, first-out basis. Cost is computed using the standard cost, which approximates average actual cost. Inventory is written down when conditions indicate that the selling price could be less than cost due to physical deterioration, obsolescence, changes in price levels, or other causes.

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

The write-down of excess inventories is generally based on inventory levels in excess of 12 to 24 months of demand, as judged by management, for each specific product.

Property, Plant and Equipment—Property, plant and equipment, including assets held under capital leases and leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation for machinery and equipment is computed using the straight-line method over the estimated useful lives of the assets, which ranges from three to 10 years. Buildings are depreciated using the straight-line method over an estimated useful life of 30 years. Assets held under capital leases and leasehold improvements are amortized over the shorter of the terms of the leases or their estimated useful lives. Land is not depreciated.

In May 2016, we completed the sale and leaseback transaction of our property located in Fremont, California. The transaction resulted in a gain on sale of $11.9 million, of which $9.3 million gain on the sale was recorded in the first quarter of fiscal year 2017 upon completion of sale and $2.6 million of the gain was deferred and is being recognized on a straight-line basis over the term of the lease and recorded as reduction in rent expense. During fiscal year ended April 2, 2017, $1.4 million of the deferred gain was recognized, resulting in a balance of $1.2 million remaining as of April 2, 2017. As part of the transaction, we entered into a lease agreement to lease back a portion of the property that includes aggregate base monthly rent of $86,938 per month. We are also responsible for our monthly share of certain expenses related to the leased facilities, including our share of insurance premiums, taxes and common area expenses.

Non-Marketable Equity Securities—Non-marketable equity investments are accounted for at historical cost net of impairment write-downs and are presented on our consolidated balance sheets within other non-current assets.

Other-Than-Temporary Impairment—All of our marketable and non-marketable investments are subject to periodic impairment reviews. Investments are considered to be impaired when a decline in fair value is judged to be other-than-temporary, as follows:

Marketable investments—When the resulting fair value is significantly below cost basis and/or the significant decline has lasted for an extended period of time, we perform an evaluation to determine whether the marketable equity security is other than temporarily impaired. The evaluation that we use to determine whether a marketable equity security is other than temporarily impaired is based on the specific facts and circumstances present at the time of assessment, which include significant quantitative and qualitative assessments and estimates regarding credit ratings, collateralized support, the length of time and significance of a security’s loss position and intent and ability to hold a security to maturity or forecasted recovery. Other-than-temporary declines in value of our investments are reported in the impairment of long term investment line in the consolidated statements of operations.

Non-marketable equity investments—When events or circumstances are identified that would likely have a significant adverse effect on the fair value of the investment and the fair value is significantly below cost basis and/or the significant decline has lasted for an extended period of time, we perform an impairment analysis. The indicators that we use to identify those events and circumstances include:

the investment manager’s evaluation;

the investee’s revenue and earnings trends relative to predefined milestones and overall business prospects;

the technological feasibility of the investee’s products and technologies;

the general market conditions in the investee’s industry; and

the investee’s liquidity, debt ratios and the rate at which the investee is using cash.

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

Investments identified as having an indicator of impairment are subject to further analysis to determine if the investment is other than temporarily impaired, and if so, the investment is written-down to its impaired value. When an investee is not considered viable from a financial or technological point of view, the entire investment is written down. Impairment of non-marketable equity investments is recorded in the impairment charges on investments line in the consolidated statements of operations.

Goodwill—Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination. We evaluate goodwill for impairment on an annual basis or whenever events and changes in circumstances suggest that the carrying amount may not be recoverable. We conduct our annual impairment analysis in the fourth quarter of each fiscal year. Impairment of goodwill is tested at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit. Estimations and assumptions regarding the number of reporting units, future performances, results of our operations and comparability of our market capitalization and net book value will be used. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired and a second step is performed to measure the amount of impairment loss. Because we have one reporting unit, we utilize an entity-wide approach to assess goodwill for impairment.

Long-Lived Assets—We review long-lived assets, including property and equipment and intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets (or asset group) may not be fully recoverable. Whenever events or changes in circumstances suggest that the carrying amount of long-lived assets may not be recoverable, we estimate the future cash flows expected to be generated by the assets (or asset group) from its use or eventual disposition. If the sum of the expected future cash flows is less than the carrying amount of those assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets. Significant management judgment is required in the grouping of long-lived assets and forecasts of future operating results that are used in the discounted cash flow method of valuation. If our actual results or the plans and estimates used in future impairment analyses are lower than the original estimates used to assess the recoverability of these assets, we could incur additional impairment charges.

When we determine that the useful lives of assets are shorter than we had originally estimated, we accelerate the rate of depreciation and/or amortization over the assets’ new, shorter useful lives.

Substantially all of our property, plant and equipment and other long-lived assets are located in the United States.

In-process research and development—In-process research and development (“IPR&D”) assets are not subject to amortization until their useful life is determined upon completion of development. IPR&D assets must be tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of the IPR&D assets with their carrying values. If the carrying amount of the IPR&D asset exceeds its fair value, an impairment loss must be recognized in an amount equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the IPR&D assets will be their new accounting basis. Subsequent reversal of a previously recognized impairment loss is prohibited under Generally Accepted Accounting Principles (“GAAP”). The initial determination and subsequent evaluation for impairment of the IPR&D asset requires management to make significant judgments and estimates. Once an IPR&D project has been completed, the useful life of the IPR&D asset is determined and amortized accordingly. If the IPR&D asset is abandoned, the remaining carrying value is written off in the period when such decision is made.

Income Taxes—Deferred taxes are recognized using the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, operating losses and tax credit carryforwards. Valuation allowances are provided if it is more likely than not that some or all of the deferred tax assets will not be realized.

Revenue Recognition—We recognize revenue in accordance with Financial Accounting Standards Board (“FASB”) authoritative guidance for revenue recognition. Four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the price is fixed or determinable; and (4) collectability is reasonably assured.

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

We derive revenue principally from the sale of our products to distributors and to original equipment manufacturers (“OEMs”) or their contract manufacturers. Our delivery terms are primarily free on board shipping point, at which time title and all risks of ownership are transferred to the customer.

To date, software revenue has been an immaterial portion of our net sales.

Non-distributors—For non-distributors, revenue is recognized when title to the product is transferred to the customer, which occurs upon shipment or delivery, depending upon the terms of the customer order, provided that persuasive evidence of a sales arrangement exists, the price is fixed or determinable, collection of the resulting receivables is reasonably assured, there are no customer acceptance requirements and there are no remaining significant obligations. Provisions for returns and allowances for non-distributor customers are provided at the time product sales are recognized. Allowances for sales returns and other reserves are recorded based on historical experience or specific identification of an event necessitating an allowance.

Distributors—Agreements with our primary distributors permit the return of 3% to 6% of their purchases during the preceding quarter for purposes of stock rotation. For one of these distributors, a scrap allowance of 1% of the preceding quarter’s purchases is permitted. We also provide discounts to certain distributors based on volume of product they sell for a specific product with a specific volume range for a given customer over a period not to exceed one year.

We recognize revenue from each of our distributors using the sell-in basis or sell-through basis, each as described below. Once adopted, the basis for revenue recognition for a distributor is maintained unless there is a change in circumstances or contractual terms indicating the basis for revenue recognition for that distributor or any particular transaction is no longer appropriate.

●
Sell-in Basis-In cases where distributors purchase products without any return, stock rotation or discount rights and for such transactions, revenue is recognized upon shipment (i.e. “sell-in” basis). For similar arrangements for which we conclude we meet the same criteria as for non-distributors discussed above, but ones in which the distributors have limited rights of returns, pricing allowances and/or other concessions, we recognize revenue when we can reasonably estimate the credits for returns, pricing allowances and/or other concessions. In these cases, we record an estimated allowance, at the time of shipment, based upon historical patterns of returns, pricing allowances and other concessions.

●
Sell-through Basis-Revenue and the related costs of sales are deferred until the resale to the end customer if we grant more than limited rights of return, pricing allowances and/or other concessions or if we cannot reasonably estimate the level of returns and credits issuable (i.e., “sell-through” basis). Under the sell-through basis, accounts receivable are recognized and inventory is relieved upon shipment to the distributor as title to the inventory is transferred upon shipment, at which point we have a legally enforceable right to collection under normal terms. The associated sales and cost of sales are deferred and are included in deferred income and allowances on sales to distributors in the consolidated balance sheet. When the related product is sold by our distributors to their end customers, at which time the ultimate price we receive is known, we recognize previously deferred income as sales and cost of sales.

The following table summarizes the deferred income balance, primarily consisting of sell-through distributors (in thousands):

	As of April 2,	As of March 27,
	2017	2016
Deferred revenue at published list price	$11,476	$9,587
Deferred cost of revenue	(4,718)	(1,851)
Deferred income	$6,758	$7,736

Sell-through revenue recognition is highly dependent on receiving pertinent and accurate data from our distributors in a timely fashion. Distributors provide us periodic data regarding the product, price, quantity and end customer when products are

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

resold as well as the quantities of our products they still have in stock. We must use estimates and apply judgments to reconcile distributors’ reported inventories to their activities. Any error in our judgment could lead to inaccurate reporting of our net sales, gross profit, deferred income and allowances on sales to distributors and net income (loss).

Mask Costs—We incur costs for the fabrication of masks to manufacture our products. If we determine the product technological feasibility has been achieved when costs are incurred, the costs will be treated as pre-production costs and capitalized as machinery and equipment under property, plant and equipment. The amount will be amortized to cost of sales over the estimated production period of the product. If product technological feasibility has not been achieved or the mask is not expected to be utilized in production manufacturing, the related mask costs are expensed to research and development (“R&D”) when incurred. We periodically assess capitalized mask costs for impairment. The costs capitalized are amortized over five years commencing with the start of commercial production. We did not capitalize any mask costs during fiscal years 2017 or 2016. The capitalized mask cost balances were zero as of April 2, 2017 and March 27, 2016, respectively. In the fiscal year 2015, we recorded an impairment charge of $2.0 million during our strategic restructuring process prompted by our acquisition of Integrated Memory Logic Limited (“iML) and associated significant reduction in force.

Research and Development Expenses—R&D costs consist primarily of salaries, employee benefits, certain types of mask tooling costs, depreciation, amortization, overhead, outside contractors, facility expenses, and non-recurring engineering fees. Expenditures for research and development are charged to expense as incurred. In accordance with FASB authoritative guidance for the costs of computer software to be sold, leased or otherwise marketed, certain software development costs are capitalized after technological feasibility has been established. The period from achievement of technological feasibility, which we define as the establishment of a working model, until the general availability of such software to customers, has been short, and therefore software development costs qualifying for capitalization have been insignificant. Accordingly, we have not capitalized any software development costs in fiscal years 2017, 2016, and 2015.

We have entered into an agreement under which certain R&D costs are eligible for reimbursement. Amounts reimbursed under this arrangement are offset against R&D expenses. During fiscal years 2017 and 2016 we offset zero, and during fiscal year 2015 we offset $0.3 million of R&D expenses in connection with such agreements.

Advertising Expenses—We expense advertising costs as incurred. Advertising expenses for fiscal years 2017, 2016 and 2015 were immaterial.

Litigation and Contingency—From time to time, we are involved in legal actions arising in the ordinary course of business. There can be no assurance these actions or other third-party assertions will be resolved without costly litigation, in a manner that does not adversely impact our financial position, results of operation or cash flows or without requiring royalty payments in the future, which may adversely impact gross margins. We record a liability when it is probable that a loss has been incurred and the amount can be reasonably estimated. In determining the probability of a loss and consequently, determining a reasonable estimate, management is required to use significant judgment. Given the uncertainties associated with any litigation, the actual outcome can be different than our estimates and could adversely affect our results of operations, financial position and cash flows.

Comprehensive Income (Loss)—Comprehensive income (loss) includes charges or credits to equity related to changes in unrealized gains or losses on marketable securities, net of taxes. Comprehensive income (loss) for the three months ended April 2, 2017 and March 27, 2016 and fiscal years 2017, 2016 and 2015 has been disclosed within the consolidated statements of comprehensive income (loss).

Foreign Currency—The accounts of foreign subsidiaries are remeasured to U.S. dollars for financial reporting purposes by using the U.S. dollar as the functional currency and exchange gains and losses are reported in income and expenses. These currency gains or losses are reported in interest income and other, net in the consolidated statements of operations. Monetary balance sheet accounts are remeasured using the current exchange rate in effect at the balance sheet date. For non-monetary items, the accounts are measured at the historical exchange rate. Revenues and expenses are remeasured at the average exchange rates for the period. Foreign currency transaction losses were immaterial for fiscal years 2017, 2016 and 2015.

Concentration of Credit Risk and Significant Customers—Financial instruments potentially subjecting us to concentrations of credit risk consist primarily of cash, cash equivalents, short-term marketable securities, accounts receivable and long-term investments. The majority of our sales are derived from distributors and manufacturers in the communications,

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

industrial, storage and computer industries. We perform ongoing credit evaluations of our customers and generally do not require collateral for sales on credit. We maintain allowances for potential credit losses, and such losses have been within management’s expectations. Charges to bad debt expense were $0.1 million and $0.03 million (unaudited) for the three months ended April 2, 2017 and March 27, 2016, respectively. Charges to bad debt expense were $0.3 million for fiscal year 2017, $0.5 million for fiscal year 2016, and insignificant for fiscal year 2015. Our policy is to invest our cash, cash equivalents and short-term marketable securities with high credit quality financial institutions. We do not hold or issue financial instruments for trading purposes.

We sell our products to distributors and OEMs throughout the world. Future Electronics, Inc. (“Future”), a related party, has been and continues to be our largest distributor.

Concentration of Other Risks—The majority of our products are currently fabricated by our foundry suppliers and are assembled and tested by third-party subcontractors located in Asia. A significant disruption in the operations of one or more of these subcontractors could impact the production of our products for a substantial period of time which could result in a material adverse effect on our business, financial condition and results of operations.

Fair Value of Financial Instruments—We estimate the fair value of our financial instruments by using available market information and valuation methodologies considered to be appropriate. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The use of different market assumptions and/or estimation methodologies could have a material effect on estimated fair value amounts. The estimated fair value of our cash equivalents, accounts receivable, escrow receivable, accounts payable and accrued liabilities presented in the consolidated balance sheets at April 2, 2017 and March 27, 2016 was not materially different from the carrying values due to the relatively short periods to maturity of the instruments.

Fair Value of Contingent Consideration—We estimate the fair value of our contingent consideration at the date of acquisition and is re-measured each reporting period and any changes in the fair value of the contingent consideration are recognized as a gain or loss in the consolidated statements of operations. The contingent consideration is valued with level three inputs. We did not have contingent considerations for the fiscal years ended April 2, 2017 and March 27, 2016.

Stock-Based Compensation—We measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. We use the Black-Scholes model to estimate the fair value of our options. The fair value of time-based and performance-based restricted stock units is based on the grant date share price. The fair value of market-based restricted stock units and options is estimated using a Monte Carlo simulation model. See Note 14 - “Stock-Based Compensation” for more details about our assumptions used in calculating the stock-based compensation expenses and equity related transactions during the fiscal year.

We recognize compensation expense equal to the grant-date fair value for all share-based payment awards that are expected to vest. This expense is recorded on a straight-line basis over the requisite service period of the entire awards, unless the awards are subject to performance or market conditions, in which case we recognize compensation expense over the requisite service period of each separate vesting tranche. For the performance-based awards, we recognize compensation expense when it becomes probable that the performance criteria specified in the plan will be achieved. For the market-based awards, compensation expense is not reversed if the market condition is not satisfied. The amount of stock-based compensation that we recognize is also based on an expected forfeiture rate. If there is a difference between the forfeiture assumptions used in determining stock-based compensation costs and the actual forfeitures which become known over time, we may change the forfeiture rate, which could have a significant impact on its stock-based compensation expense. In addition, we follow the “with-and-without” intra-period allocation approach in our tax attribute calculations.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standard Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle of ASU 2014-09 is that revenue should be recognized in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 defines a five-step process in order to achieve this core principle which may require the use of judgment and estimates. The entity may adopt ASU 2014-09 either by using a full retrospective approach for all periods presented or a modified retrospective approach. This

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

standard is effective for annual reporting periods beginning after December 15, 2017. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016. We have not yet selected a transition method and are currently in the initial stages of evaluating the effect of adoption of this standard, if any, on our consolidated financial position, results of operations or cash flows.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. ASU 2015-11 primarily provides that an entity using an inventory method other than last-in, first out ("LIFO") or the retail inventory method should measure inventory at the lower of cost and net realizable value. The new guidance clarifies that net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. This standard is effective for annual reporting periods beginning after December 15, 2016. We are currently evaluating the effect of adoption of this standard, if any, on our consolidated financial position, results of operations or cash flows.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments - Overall (Subtopic 825-10), Recognition and Measurement of Financial Assets and Financial Liabilities, which addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. ASU 2016-01 will be effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, and early adoption is not permitted. We are currently evaluating the effect of adoption of this standard, if any, on our consolidated financial position, results of operations or cash flows.

In February 2016, the FASB issued ASU No. 2016-02, Leases: (Topic 842) to amend the existing accounting standards for leases. This guidance establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the Consolidated Statement of Operations.. The accounting by lessors will remain largely unchanged from that applied under previous U.S. GAAP. We are required to adopt the amendments in the first quarter of fiscal 2019, with early adoption permitted. The amendments require a modified retrospective transition approach to recognize and measure leases at the beginning of the earliest period presented. We expect that upon adoption, ROU assets and lease liabilities will be recognized in the balance sheet in amounts that will be material.

In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations, to clarify the implementation guidance on principal versus agent considerations and address how an entity should assess whether it is the principal or the agent in contracts that include three or more parties. The effective date and transition requirements for these amendments are the same as the effective date and transition requirements of ASU 2014-09. We are currently in the initial stages of evaluating the impact of these amendments on our financial statements.

 In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, to reduce complexity in accounting standards involving several aspects of the accounting for employee share-based payment transactions, including (1) the income tax consequences, (2) classification of awards as either equity or liabilities, and (3) classification on the statement of cash flows. The amendments will be effective for financial statements issued for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, and early adoption is permitted. An entity that elects early adoption must adopt all of the amendments in the same period. The manner of application varies by the various provisions of the guidance, with certain provisions applied on a retrospective or modified retrospective approach, while others are applied prospectively. We are currently evaluating the impact of these amendments on our financial statements.

In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers, Topic 606 - Identifying Performance Obligations and Licensing, which clarifies implementation issues that will arise when implementing ASU 2014-09. The amendments in this update clarify the following two aspects of Topic 606: identifying performance obligations and the licensing implementation guidance, while retaining the related principles for those areas. Before an entity can identify its performance obligation in a contract with a customer, the entity first identifies the promised goods or services in the contract. The amendments in this Update are expected to reduce the cost and complexity of applying the guidance on identifying promised goods or services. Topic 606 includes implementation guidance on determining whether an entity’s promise to grant a license provides a customer with either a right to use the entity’s intellectual property or a right to access the entity’s intellectual property. The amendments in this Update are intended to improve the operability and understandability of the licensing implementation guidance. The effective date and transition requirements for the amendments in this Update are the same as the effective date and transition requirements in Topic 606 (and any other Topic amended by Update 2014-09). We are currently in

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

the initial stages of evaluating the impact of these amendments and the transition alternatives on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments -Credit Losses, Topic 326 - Measurement of Credit Losses on Financial Instruments, which requires credit losses on financial assets measured at their amortized cost basis to be presented at the net amount expected to be collected, not on their incurred losses. Further, credit losses on available-for-sale debt securities should be recorded through an allowance for credit losses limited to the amount by which fair value is below amortized cost. The new standard is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, and early adoption is permitted. We do not expect the adoption of this guidance will have a material impact on our consolidated financial position, results of operations or cash flows.

In December 2016, the FASB issued ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, which is intended to clarify or correct narrow aspects of the guidance issued in Update 2014-09, which is not yet effective. The effective date and transition requirements for the amendments are the same as the effective date and transition requirements for Topic 606 (and any other Topic amended by Update 2014-09). We are currently in the initial stages of evaluating the impact of these amendments on our financial statements.

In January 2017, the FASB issued ASU No. 2017-03, Accounting Changes and Error Corrections (Topic 250) and Investments - Equity Method and Joint Ventures (Topic 323), which is intended to add an SEC paragraph and amend other topics pursuant to an SEC Staff Announcement made at the September 2016 Emerging Issues Task Force (EITF) meeting. We are currently in the initial stages of evaluating the impact of these amendment on our financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Simplifying the test for Goodwill Impairment, which is intended to simplify how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test, and the reporting requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform Step 2 of the goodwill impairment test. The new standard is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, and early adoption is permitted. We are currently in the initial stages of evaluating the impact of these amendments on our financial statements.

NOTE 3. BUSINESS COMBINATIONS

We periodically evaluate potential strategic acquisitions to, broaden our product offering and build upon our existing library of intellectual property, human capital and engineering talent, in order to expand our capabilities in the areas in which we operate or to acquire complementary businesses.

We account for each business combination by applying the acquisition method, which requires (1) identifying the acquiree; (2) determining the acquisition date; (3) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any non-controlling interest we have in the acquiree at their acquisition date fair value; and (4) recognizing and measuring goodwill or a gain from a bargain purchase.

Assets acquired and liabilities assumed in a business combination that arise from contingencies are recognized at fair value on the acquisition date if fair value can be determined during the measurement period. If fair value cannot be determined, we typically account for the acquired contingencies using existing guidance for a reasonable estimate.

 To establish fair value, we measure the price that would be received to sell an asset or paid to transfer a liability in an ordinary transaction between market participants. The measurement assumes the highest and best use of the asset by the market participants that would maximize the value of the asset or the group of assets within which the asset would be used at the measurement date, even if the intended use of the asset is different.

When partial ownership in an acquiree is obtained and it is determined that the company controls the acquiree, the assets acquired, liabilities assumed and any non-controlling interests are recognized and consolidated at 100% of their fair values at that date, regardless of the percentage ownership in the acquiree. As goodwill is calculated as a residual, all goodwill of the acquired business, not just the company's share, is recognized under this “full-goodwill” approach. Non-controlling interests are stated at the non-controlling shareholder's proportion of the acquired net assets. The results of entities acquired during the year are included until the date control changes.

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

Acquisition related costs, including finder’s fees, advisory, legal, accounting, valuation and other professional or consulting fees are accounted for as expenses in the periods in which the costs are incurred and the services are received, with the exception that the costs to issue debt or equity securities are recognized in accordance with other applicable GAAP.

Acquisition of Integrated Memory Logic Limited

On June 3, 2014, we acquired approximately 92% of outstanding shares of Integrated Memory Logic Limited (“iML”), a leading provider of analog mixed-signal solutions for the flat panel display market. On September 15, 2014, we completed the acquisition through a second-step merger to acquire all of the remaining outstanding shares of iML. iML’s results of operations and estimated fair value of assets acquired and liabilities assumed were included in our consolidated financial statements beginning June 4, 2014. On November 9, 2016, we completed the sale of 100% of the issued and outstanding shares of iML.

Consideration

In June 2014, we acquired approximately 92% of iML’s outstanding shares for $206.4 million in cash. In September 2014, we acquired the remaining 8% of iML outstanding shares and vested options exercised subsequent to June 3, 2014 for $18.9 million. Additionally, as required under the terms of the merger agreement, we assumed and converted iML’s employees’ then outstanding options into options to purchase 1.5 million shares of Exar’s common stock. The fair value of pre-merger vested options of $3.8 million was recorded as purchase consideration.

In accordance with Accounting Standard Codification (“ASC”) 805, Business Combinations, the acquisition of iML’s outstanding shares was recorded as a purchase business acquisition since iML was considered a business. Under the purchase method of accounting, the fair value of the consideration was allocated to net assets acquired. The fair value of purchased identifiable intangible assets was determined using discounted cash flow models from operating projections prepared by management using an internal rate of return of 16.9%. The excess of the fair value of consideration paid over the fair values of net assets acquired and identifiable intangible assets resulted in recognition of goodwill of $14.5 million. Goodwill was primarily from expected synergies resulting from combining the operations of iML with that of Exar and is not deductible for tax purposes. The fair value of non-controlling interests was calculated using cash value per acquired share multiplied by the remaining 8% outstanding shares.

The summary of the purchase consideration is as follows (in thousands):

Amount
Cash	$206,411
Consideration for the acquisition of non-controlling interests	17,872
Fair value of assumed iML employee options	3,835
Total purchase price	$228,118

Purchase Price Allocation

The allocation of total purchase price to iML's tangible and identifiable intangible assets and liabilities assumed was based on their estimated fair values at the date of acquisition.

The fair value allocated to each of the major classes of tangible and identifiable intangible assets acquired and liabilities assumed in the iML acquisition was as follows (in thousands):

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

Amount
Identifiable tangible assets (liabilities)
Cash	$133,752
Accounts receivable	10,096
Inventories	3,950
Other current assets	962
Property, plant and equipment	480
Other assets	308
Current liabilities	(12,356)
Long-term liabilities	(3,595)
Total identifiable tangible assets (liabilities), net	133,597
Identifiable intangible assets	80,060
Total identifiable assets, net	213,657
Goodwill	14,461
Fair value of total consideration transferred	$228,118

The following table sets forth the components of identifiable intangible assets acquired in connection with the iML acquisition (in thousands):

Fair Value
Developed technologies	$55,780
In-process research and development	8,100
Customer relationships	15,060
Trade names	1,120
Total identifiable intangible assets	$80,060

Acquisition Related Costs

Acquisition related costs, or deal costs, relating to iML are included in the merger and acquisition costs and interest expense line on the consolidated statement of operations for fiscal year 2015 and were approximately $7.2 million.

Unaudited Pro Forma Financial Information

Fiscal Year Ended
March 29, 2015
Net sales	$172,780
Net income (loss)	(36,207)

Sale of iML

On November 9, 2016, we completed the sale of 100% of the issued and outstanding shares of iML. We received total cash proceeds of $127.9 million net of iML’s cash at closing and other adjustments for fluctuations in working capital. This resulted in the recognition of a total gain of $45.4 million. In addition to the proceeds, $5.0 million of purchase price consideration is held in escrow (the “Holdback Amount”) and will be paid to us subject to the satisfaction of certain conditions. The amount was recorded in other non-current assets line in the consolidated balance sheet. During fiscal year 2017, we settled certain expenses with Chipone using the Holdback Amount and such expenses were recorded as a reduction of gain on the sale of iML. As of April 2, 2017, the remaining Holdback Amount of $4.6 million remains payable to us.

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

We report the operating results of iML prior to the completion of the sale and the gain on the sale in the net income (loss) from discontinued operations line in the consolidated statements of operations for all periods presented. Totals for discontinued operation cash flows are separately reported within operating, investing and financing activities within the consolidated statements of cash flows. Unless otherwise indicated, the disclosures accompanying the consolidated financial statements reflect our continuing operations. See Note 4 - “Discontinued Operations”.

Acquisition of Stretch, Inc.

On January 14, 2014, we completed the acquisition of Stretch, Inc. (“Stretch”), a provider of software configurable processors supporting the video surveillance market previously located in Sunnyvale, California. The transaction provides Exar with the technology to deliver an end-to-end high-definition solution for both digital and analog transmission of data from the camera to the DVR or NVR in surveillance applications. Stretch’s results of operations and estimated fair value of assets acquired and liabilities assumed were included in our consolidated financial statements beginning January 14, 2014. The pro forma effects of the portion of the Stretch operations assumed through the transaction on our results of operations during fiscal year 2014 were considered immaterial.

Consideration

Stretch was acquired for which the purchase consideration was $10,000 in cash. By acquiring Stretch, Exar acquired all of Stretch’s assets, consisting principally of intellectual property, accounts receivable and inventory, as well as assumed all of Stretch’s liabilities and contractual obligations.

In accordance with ASC 805, Business Combinations, the acquisition of Stretch was recorded as a purchase business acquisition since Stretch was considered a business. Under the purchase method of accounting, the fair value of the consideration was allocated to net assets acquired at their fair values. The fair value of purchased identifiable intangible assets was determined using discounted cash flow models from operating projections prepared by management using an internal rate of return ranging from 17% to 21%. The excess of the fair value of consideration paid over the fair values of net assets acquired and identifiable intangible assets resulted in recognition of goodwill of approximately $0.7 million. The goodwill results largely of expected synergies from combining the operations of Stretch with that of Exar and is deductible over 15 years for tax purposes.

The table below shows the allocation of the purchase price to tangible and intangible assets acquired and liabilities assumed (in thousands):

Amount
Tangible assets	$2,937
Intangible assets	7,010
Goodwill	667
Liabilities assumed	(10,604)
Fair value of total consideration transferred	$10

Acquisition of Cadeka Technologies (Cayman) Holding Ltd.

On July 5, 2013, we completed the acquisition of substantially all of the assets of Cadeka Technologies (Cayman) Holding Ltd., a privately held company organized under the laws of the Cayman Islands and all the outstanding stock of the subsidiaries of Cadeka, including the equity of its wholly owned subsidiary Cadeka Microcircuits, LLC, a Colorado limited liability company (“Cadeka”). With locations in Loveland, Colorado, Shenzhen and Wuxi, China, Cadeka designs, develops and markets high precision analog integrated circuits for use in industrial and high reliability applications. Cadeka’s results of operations and estimated fair value of assets acquired and liabilities assumed were included in our consolidated financial statements beginning July 5, 2013. The pro forma effects of the portion of the Cadeka operations assumed through the transaction on our results of operations during fiscal year 2014 were considered immaterial.

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

Consideration

A summary of purchase consideration is as follows (in thousands):

Amount
Cash	$25,000
Equity instruments	5,177
Fair value of earn-out payments	4,660
Total	$34,837

The purchase consideration includes approximately 454,000 shares of our common stock issued to the shareholders of Cadeka (valued at $5.2 million) and a cash payment of $25.0 million (less an amount of $1.0 million, inclusive of 15,000 shares, held back temporarily to satisfy potential indemnity claims). Additional purchase price consideration earn-out (up to $5.0 million) could have been earned over the two fiscal years following closing of the acquisition contingent upon achieving certain revenue targets, and was payable in the form of cash, stock or both. The $5.2 million worth of shares issued at closing were valued on the date of the acquisition, and the fair value of contingent earn-outs was derived using a probability-based approach on various revenue assumptions and discounted to a present value. Final determination of the earn-out liability could have ranged from zero to $5.0 million based on the actual achievement of the revenue targets. Fair value of contingent consideration was subject to periodic revaluation and any change in the fair value of contingent consideration from the events after the acquisition date was recognized in earnings of the period in which the fair value changed. The probability-based approach used to fair value contingent consideration was based on significant inputs not observed in the market and thus represents a Level 3 measurement. The significant unobservable inputs include projected revenues, percentage probability of occurrence and a discount rate to present value the future payments. Due to a significant decrease in revenue for products associated with contingent consideration, the fair value of the contingent consideration from the acquisitions of Cadeka was fully released as of September 28, 2014.

In accordance with ASC 805, Business Combinations, the total consideration paid for Cadeka was first allocated to the net tangible liabilities assumed based on the estimated fair values of the assets and liabilities at the acquisition date. The excess of the fair value of the consideration paid over the fair value of Cadeka’s net tangible liabilities assumed and identifiable intangible assets acquired resulted in the recognition of goodwill of $19.4 million primarily related to expected synergies from combining the operations of Cadeka with that of Exar and the release of deferred tax liabilities. The goodwill is not expected to be tax deductible.

The table below shows the allocation of the purchase price to tangible and intangible assets acquired and liabilities assumed (in thousands):

Amount
Tangible assets	$3,286
Intangible assets	20,380
Goodwill	19,387
Liabilities assumed	(8,216)
Total	$34,837

NOTE 4.    DISCONTINUED OPERATIONS

On November 9, 2016, we completed the sale of 100% of the issued and outstanding shares of our wholly-owned subsidiary iML. We received total cash proceeds of $127.9 million net of iML’s cash at closing and other adjustments for fluctuations in working capital. This resulted in the recognition of a total gain of $45.4 million. In addition to the proceeds, $5.0 million of purchase price consideration is held in escrow (the “Holdback Amount”) and will be paid to us subject to the satisfaction of certain conditions. The amount was recorded in other non-current assets line in the consolidated balance sheet. During fiscal year 2017, we settled certain expenses with Chipone using the Holdback Amount. As of April 2, 2017, the amount was reduced to $4.6 million.

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

The following table summarizes certain statements of operations information for discontinued operations for the fiscal years ended April 2, 2017, March 27, 2016 and March 29, 2015, respectively (in thousands):

	Three Months Ended		Fiscal Years Ended
	April 2,	March 27,	April 2,	March 27,	March 29,
	2017	2016	2017(1)	2016	2015(2)
	(unaudited)
Net sales	$—	$11,434	$30,936	$47,788	$48,822

Cost of sales:
Cost of sales	—	6,659	17,935	25,047	22,784
Restructuring charges and exit costs	—	106	—	106	—
Amortization of purchased intangible assets	—	1,868	1,245	7,457	7,502
Total cost of sales	—	8,633	19,180	32,610	30,286
Gross profit	—	2,801	11,756	15,178	18,536
Operating expenses:
Research and development	—	2,224	5,634	9,795	7,631
Selling, general and administrative	—	2,174	3,459	9,743	7,396
Total operating expenses, net	—	4,398	9,093	19,538	15,027

Gain on sale of iML	—	—	45,382	—	—
Interest income and other, net	—	1	69	10	291

Income (loss) before income taxes	—	(1,596)	48,114	(4,350)	3,800
Provision for (benefit from) income taxes	—	325	132	4,926	246
Net income (loss) from discontinued operations	$—	$(1,921)	$47,982	$(9,276)	$3,554

______________________

(1)	Results of operations of iML, from March 28, 2016 through November 9, 2016

(2)	Results of operations of iML, from June 4, 2014 through March 29, 2015.

The gain on sale was calculated as the cash proceeds, less iML assets of $90.0 million, including inventories, intangibles, goodwill, and fixed assets, plus (i) the transfer of liabilities of $2.8 million including accounts payables and other accrued liabilities, and (ii) the $5.0 million of purchase price held in escrow, which was adjusted to $4.6 million due to settlement of certain claims. The following table summarizes the calculation of the gain on sale of iML (in thousands):

Amount
Net proceeds	$127,933
Assets sold	(89,983)
Liabilities transferred	2,843
Holdback amount	4,589
Gain on sale of iML	$45,382

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

After the completion of the sale, all of iML's assets were sold and all liabilities were transferred. As of March 27, 2016, the aggregate components of assets and liabilities classified as held for sale and included in assets and liabilities consisted of the following (in thousands):

March 27,
2016
Accounts receivable, net	$13,427
Inventories	7,944
Deferred income taxes and other assets	248
Property, plant and equipment, net	88
Goodwill	13,258
Identifiable intangible assets, net	58,946
Total assets	$93,911

Accounts payable	$2,024
Accrued liabilities	1,422
Deferred income taxes and other liabilities	24
Total liabilities	$3,470

NOTE 5.    BALANCE SHEET DETAILS

Our property, plant and equipment consisted of the following as of the dates indicated below (in thousands):

	April 2,	March 27,
	2017	2016
Land	—	$6,660
Building	—	16,365
Machinery and equipment	21,029	37,813
Software and licenses	17,636	22,045
Leasehold Improvement	743	755
Property, plant and equipment, total	39,408	83,638
Accumulated depreciation, amortization and impairment	(35,928)	(63,339)
Total property, plant and equipment, net	$3,480	$20,299

The decrease in land and building relates to the sale-leaseback of our Fremont facility in May 2016. The facility was sold for a net sales price of $24.1 million and the transaction resulted in a gain of sale on $11.9 million. Of the $11.9 million gain on sale, $9.3 million gain was recorded in the first quarter of fiscal year 2017 and $2.6 million of the gain was deferred and is being recognized on a straight-line basis over the term of the lease and recorded as reduction in rent expense. As part of the transaction, we entered into a lease agreement to lease back a portion of the property that includes aggregate base monthly rent of $86,938 per month. We are also responsible for our monthly share of certain expenses related to the leased facilities, including our share of insurance premiums, taxes and common area expenses.

Depreciation and amortization expense pertaining to property, plant and equipment for fiscal years 2017, 2016 and 2015 was $4.3 million, $5.4 million and $5.9 million, respectively. During fiscal year 2017, we wrote off $21.4 million in assets with a residual net book value of $70,000. During fiscal year 2016, we wrote off $1.8 million in assets with a residual net book value of $0.3 million and recorded $0.6 million impairment charges to write off certain mask assets during our strategic restructuring

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

process prompted by acquisition of iML and associated significant reduction in force. See Note 8 - “Restructuring Charges and Exit Costs” for impairment detail.

Our inventories consisted of the following (in thousands) as of the dates indicated below:

	April 2,	March 27,
	2017	2016
Raw materials	$1,285	$1,012
Work-in-progress	10,654	9,780
Finished goods	14,686	10,015
Total inventories	$26,625	$20,807

Our other current assets consisted of the following (in thousands) as of the dates indicated below:

	April 2,	March 27,
	2017	2016
Receivable from stock option exercises	$2,215	$—
Prepaid expenses	2,117	1,667
Dividend receivable	846	—
Other receivables	550	255
Total other current assets	$5,728	$1,922

Our other current liabilities consisted of the following (in thousands) as of the dates indicated below:

	April 2,	March 27,
	2017	2016
Accrued acquisition costs	$2,150	$—
Accrued legal and professional services	1,885	1,247
Short-term lease financing obligations	1,285	3,784
Accrual for stock awards in connection with Cadeka acquisition	—	1,200
Deferred gain on sale of land and building under sale-leaseback arrangement	1,196	—
Purchase consideration holdback	1,006	1,006
Accrued sales and marketing expenses	705	699
Accrued manufacturing expenses, royalties and licenses	491	486
Accrued restructuring charges and exit costs	117	494
Other current liabilities	713	1,753
Total other current liabilities	$9,548	$10,669

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

Our other non - current assets consisted of the following (in thousands) as of the dates indicated:

	April 2,	March 27,
	2017	2016
Escrow related to discontinued operations	$4,589	$—
Other non-current assets	462	639
Total other non-current assets	$5,051	$639

Our other non - current obligations consisted of the following (in thousands) as of the dates indicated:

	April 2,	March 27,
	2017	2016
Long-term taxes payable	$2,983	$3,340
Deferred tax liability	93	82
Total other non-current obligations	$3,076	$3,422

NOTE 6.    FAIR VALUE

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. GAAP describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value as follows:

Level 1-Quoted prices in active markets for identical assets or liabilities.

Level 2-Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3-Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Our cash and investment instruments are classified within Level 1 or Level 2 of the fair value hierarchy because they are valued using quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency.

There were no transfers between Level 1, Level 2, and Level 3 during the year ended April 2, 2017. Exar had no assets or liabilities utilizing Level 3 inputs as of April 2, 2017 or March 27, 2016.

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

Our investment assets, measured at fair value on a recurring basis, consisted of the following as of the dates indicated below (in thousands):

	April 2, 2017
	Level 1	Level 2	Total
Assets:
Money market funds	$14,567	$—	$14,567
U.S. government and agency securities	8,298	7,232	15,530
Corporate bonds and securities	—	124,112	124,112
State and local government securities	—	403	403
Certificates of deposit	—	2,275	2,275
Total investment assets	$22,865	$134,022	$156,887

	March 27, 2016
	Level 1	Level 2	Total
Assets:
Money market funds	$4	$—	$4
Common shares of CounterPath	—	43	43
Total investment assets	$4	$43	$47

In June 2016, we donated to an independent charitable organization the 93,000 common shares of CounterPath Corporation (“CounterPath”) received in the first quarter of fiscal year 2015 resulting from the dissolution of Skypoint Telecom Fund II (US), LP, in which we were a limited partner, and wrote off the related $50,000 carrying value.

Our cash and cash equivalents as of the dates indicated below were as follows (in thousands):

	April 2,	March 27,
	2017	2016
Cash and cash equivalents
Cash in financial institutions	$79,238	$55,066
Money market funds	14,567	4
Total cash and cash equivalents	$93,805	$55,070

Our marketable securities include U.S. government and agency securities, state and local government securities, corporate bonds and securities, and certificates of deposit. We classify investments as available-for-sale at the time of purchase and re-evaluate such designation as of each balance sheet date. We amortize premiums and accrete discounts to interest income over the life of the investment. Our available-for-sale securities, which we intend to sell as necessary to meet our liquidity requirements, are classified as cash equivalents if the maturity date is 90 days or less from the date of purchase and as short-term marketable securities if the maturity date is greater than 90 days from the date of purchase.

All marketable securities are reported at fair value based on the estimated or quoted market prices as of each balance sheet date, with unrealized gains or losses, net of tax effect, recorded in the consolidated statements of other comprehensive income except those unrealized losses that are deemed to be other than temporary which are reflected in the impairment charges on investments line item on the consolidated statements of operations.

Realized gains (losses) on the sale of marketable securities are determined by the specific identification method and are reflected in interest income and other, net within the consolidated statements of operations. During the fiscal year ended April 2, 2017 there were immaterial net realized gains (losses). During the fiscal years ended March 27, 2016 and March 29, 2015 there

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

were no net realized gains (losses) on the sale of marketable securities.

The following table summarizes our investments in marketable securities as of April 2, 2017 (in thousands):

	Amortized	Unrealized	Unrealized	Fair Value
	Cost	Gains	Losses
Money market funds	$14,567	$—	$—	$14,567
U.S. government and agency securities	15,521	27	(18)	15,530
Corporate bonds and securities	124,266	55	(209)	124,112
State and local government securities	403	—	—	403
Certificates of deposit	2,275	—	—	2,275
Total investments	$157,032	$82	$(227)	$156,887

We periodically review our investments in unrealized loss positions for other-than-temporary impairments. This evaluation includes, but is not limited to, significant quantitative and qualitative assessments and estimates regarding credit ratings, collateralized support, the length of time and significance of a security’s loss position, our intent not to sell the security, and whether it is more likely than not that we will not have to sell the security before recovery of its cost basis. For the twelve months ended April 2, 2017, we did not record any other-than-temporary impairment charges.

In April 2017, all short term investments were liquidated and converted to cash.

The amortized cost and estimated fair value of cash equivalents and marketable securities classified as available-for-sale by expected maturity as of April 2, 2017 (in thousands):

	Amortized Cost	Fair Value
Less than 1 year	$71,534	$71,429
Due in 1 to 5 years	67,213	67,187
Due after 5 years	18,285	18,271
Total	$157,032	$156,887

The following table summarizes the gross unrealized losses and fair values of our investments in an unrealized loss position as of April 2, 2017, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position (in thousands):

	Less than 12 months		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Corporate bonds and securities	$87,637	$(209)	$87,637	$(209)
U.S. government and agency securities	9,030	(18)	9,030	(18)
State and local government securities	100	—	100	—
Total	$96,767	$(227)	$96,767	$(227)

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

NOTE 7.    RELATED PARTY TRANSACTIONS

Alonim Investments Inc.

Alonim Investments Inc. (“Alonim”) through its wholly-owned affiliate, Rodfe Holdings LLC, owns approximately 7.6 million shares, or approximately 16%, of our outstanding common stock as of April 2, 2017. As such, Alonim is our largest stockholder. Future Electronics Inc. (“Future”) is also an affiliate of Alonim and our largest distributor. One of our directors is an executive officer of Future. Our related party transactions primarily involved sales to Future.

Related party sales as a percentage of our total net sales for the periods indicated below:

	Three Months Ended		Twelve Months Ended
	April 2,	March 27,	April 2,	March 27,	March 29,
	2017	2016	2017	2016	2015
	(unaudited)
Future and affiliates of Alonim	29%	29%	28%	35%	32%

Related party receivables as a percentage of our net accounts receivable were as follows as of the dates indicated below:

	April 2,	March 27,
	2017	2016
Future and affiliates of Alonim	26%	17%

FusionOps, Inc.

The former CEO of FusionOps, Inc. is a member of the Board of Directors for Exar. We paid $0.2 million for fiscal years ended April 2, 2017 and March 27, 2016, respectively, to FusionOps, Inc. to build an application for internal data analysis. We recorded these amounts as expenses in the periods in which such costs were incurred. Our board member who was previously affiliated with FusionOps, Inc., resigned from FusionOps, Inc. in July 2016.

Interim President and Chief Executive Officer (“Interim CEO”)

Richard Leza served as our interim CEO through May 31, 2016 when the Board of Directors appointed him as Executive Chairman and Technology Advisor. For the twelve months ended April 2, 2017 we paid $0.1 million and issued 8,000 fully vested restricted stock units with a grant date fair value of $52,600 for his services provided. On June 30, 2016, Mr. Leza resigned as our Executive Chairman and Technology Advisor.

NOTE 8.    RESTRUCTURING CHARGES AND EXIT COSTS

Restructuring expenses result from the execution of management approved restructuring plans that were generally developed to improve our cost structure and/or operations, sometimes in conjunction with our acquisition integration strategies. Restructuring expenses consist of employee severance costs and may also include contract termination costs to improve our cost structure prospectively.

2017 Restructuring Charges and Exit Costs

During three and twelve months ended April 2, 2017, we incurred $0 (unaudited) and $1.1 million of restructuring charges and exit costs, respectively. The charges consisted primarily of reduction of our workforce and the impairment of certain long-lived assets. Of the total restructuring charges and exit costs, $0.2 million was reflected in cost of sales and $0.9 million was reflected in operating expenses within our consolidated statements of operations for fiscal 2017.

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

2016 Restructuring Charges and Exit Costs

 During three and twelve months ended March 27, 2016, we incurred $0.1 million (unaudited) and $5.7 million of restructuring charges and exit costs. The charges consisted primarily of reduction of our workforce and the impairment of certain long-lived assets. The $0.1 million (unaudited) restructuring charges and exit costs for the three months ended March 27, 2016 is reflected in operating expenses within our consolidated statements of operations. Of the total restructuring charges and exit costs $0.7 million was reflected in cost of sales and $5.0 million was reflected in operating expenses within our consolidated statements of operations for fiscal 2016.

2015 Restructuring Charges and Exit Costs

During fiscal year 2015, we incurred $11.7 million of restructuring charges and exit costs. The charges consisted primarily of reduction of our workforce, the impairment of certain fixed assets, licensed technologies and write-off of related inventory. Of the total restructuring charges and exit costs, $7.6 million was reflected in cost of sales and $4.1 million was reflected in operating expenses within our consolidated statements of operations.

Our restructuring liabilities are included in the accounts payable, other current liabilities and other non-current obligations lines within our consolidated balance sheets. The following table summarizes the activities affecting the liabilities as of the dates indicated below (in thousands):

		Additions/	Non-cash charges
	March 27, 2016	adjustments		Payments	April 2, 2017
Lease termination costs and others	$130	$453	$(27)	$(453)	$103
Severance	364	681	—	(1,031)	14
Total	$494	$1,134	$(27)	$(1,484)	$117

		Additions/	Non-cash charges
	March 30, 2015	adjustments		Payments	March 27, 2016
Lease termination costs and others	$330	$349	$(220)	$(329)	$130
Impairment of fixed assets, licensed technologies and write down of inventory	—	740	(740)	—	—
Severance	652	4,602	—	(4,890)	364
Total	$982	$5,691	$(960)	$(5,219)	$494

See Note 5 - “Balance Sheet Details” for current and long-term portion of restructuring charges and exit costs recorded in the consolidated balance sheets as of April 2, 2017 and March 27, 2016.

NOTE 9.    LONG-TERM INVESTMENT

In July 2001, Exar became a Limited Partner in the Skypoint Telecom Fund II (US), LP. (“Skypoint Fund”), a venture capital fund focused on investments in communications infrastructure companies. We account for this non-marketable equity investment under the cost method in the other non-current assets in the consolidated balance sheet. The partnership was dissolved and the fund distributed stock of investee companies to Exar during first quarter of fiscal year 2015.

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

As of the dates indicated below, our long-term investment balance, which is included in the “Other non-current assets” line item on the consolidated balance sheets, consisted of the following (in thousands):

	April 2,	March 27,
	2017	2016
Beginning balance	$389	$394
Donation of Counterpath shares	(50)	—
Impairment charges	—	(5)
Sale of investment	(339)	—
Ending balance	$—	$389

Impairment

We evaluate our long-term investment for impairment on an annual basis or whenever events and changes in circumstances suggest that the carrying amount may not be recoverable. If the carrying amount exceeds its fair value, the long term-investment is considered impaired and a second step is performed to measure the amount of impairment loss.

During first quarter of fiscal year 2015, we received approximately 93,000 common shares of CounterPath Corporation (“CounterPath”) through the dissolution of Skypoint Fund in which we were a limited partner since 2001. CounterPath was one of the investee companies of Skypoint Fund. We estimated the fair value using the market value of common shares as determined by trading on the Nasdaq Capital Market. We also received common shares from the other two private investee companies of Skypoint Fund through the dissolution. We assessed the fair value of the common shares received from these three companies and recorded $5,000 of impairment charges in interest expense and other, net line on the consolidated statement of operations during fiscal year 2016. We recorded $0.5 million of impairment charges in fiscal year 2015.

In June 2016, we donated the common shares of Counterpath and recorded the corresponding reduction in long term investment balances.

In March 2017, we received proceeds of $1.1 million from the sale of the SkyPoint investment in Accedian Networks which had a cost basis of $0.3 million. A gain of $0.8 million was recorded as other income.

NOTE 10.    GOODWILL AND INTANGIBLE ASSETS

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination. We evaluate goodwill for impairment on an annual basis or whenever events and changes in circumstances suggest that the carrying amount may not be recoverable. We conduct our annual impairment analysis in the fourth quarter of each fiscal year. Impairment of goodwill is tested at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit. Estimations and assumptions regarding the number of reporting units, future performances, results of our operations and comparability of our market capitalization and net book value will be used. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired and a second step is performed to measure the amount of impairment loss. Because we have one single operating segment and one chief operating decision maker, our Chief Executive Officer (“CEO”), we assess goodwill for impairment at the enterprise level.

In the fourth quarter of fiscal years 2017, 2016 and 2015, we conducted our annual impairment review comparing the fair value of our single reporting unit with its carrying value. As of the test date and as of each respective fiscal year-end, and before consideration of a control premium, the fair value, which was estimated as our market capitalization, exceeded the carrying value of our net assets. As a result, no goodwill impairment was recorded for fiscal years 2017, 2016, or 2015.

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

The changes in the carrying amount of goodwill for fiscal years 2017 and 2016 were as follows (in thousands):

	April 2,	March 27,
	2017	2016
Beginning balance	$44,871	$44,871
Amounts disposed due to iML divestiture	(13,258)	—
Ending balance	$31,613	$44,871

Intangible Assets

Our purchased intangible assets for continuing operations as of the dates indicated below were as follows (in thousands):

	April 2, 2017				March 27, 2016
	Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Life	Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Life
Amortized intangible assets:
Existing technology	$53,878	$(45,891)	$7,987	3.9	$53,878	$(43,502)	$10,376	4.6
Customer relationships	5,225	(4,316)	909	3.0	5,225	(3,890)	1,335	3.6
Distributor relationships	1,264	(1,264)	—	—	1,264	(1,261)	3	—
Patents/Core technology	3,459	(3,459)	—	—	3,459	(3,459)	—	—
Trade names	210	(210)	—	—	210	(189)	21	—
Total	$64,036	$(55,140)	$8,896		$64,036	$(52,301)	$11,735

Long-lived assets are evaluated for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets (or asset group) may not be fully recoverable. Whenever events or changes in circumstances suggest that the carrying amount of long-lived assets may not be recoverable, we estimate the future cash flows expected to be generated by the assets (or asset group) from its use or eventual disposition. If the sum of the expected future cash flows is less than the carrying amount of those assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets which is derived using a discounted cash flow model. Significant management judgment is required in the grouping of long-lived assets and forecasts of future operating results that are used in the discounted cash flow method of valuation. If our actual results or the plans and estimates used in future impairment analyses are lower than the original estimates used to assess the recoverability of these assets, we could incur additional impairment charges.

During fiscal year 2015, Exar completed a significant strategic restructuring process that began in the quarter ended September 28, 2014. This restructuring was prompted by the acquisition of iML, and an associated significant reduction in force, including reductions at our Hangzhou, China; Loveland, Colorado; and Ipoh, Malaysia locations. We believe this restructuring allows us to achieve meaningful synergies and operating efficiencies and focus our resources on strategic priorities that we expect will yield the highest incremental return for Exar’s stockholders. For additional details, see Note 8 - “Restructuring Charges and Exit Costs.” As a result of this restructuring and the resultant re-prioritization of resources, we anticipated a decline in forecasted revenue related to certain intangible assets that were acquired in prior business combinations. Consequently, we performed an intangible assets impairment review during the second quarter of fiscal year 2015 and recorded $12.3 million of impairment charges to acquired intangibles for the excess of carrying amount over estimated fair value based on projected cash flows discounted at 21%. Of these impairment charges, $7.5 million and $4.8 million are related to High-Performance Analog and Data Compression products, respectively.

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

The aggregate amortization expenses for our purchased intangible assets for the periods indicated below were as follows (in thousands):

	Three Months Ended		Twelve Months Ended
	April 2,	March 27,	April 2,	March 27,	March 29,
	2017	2016	2017	2016	2015
	(unaudited)
Amortization expense	$706	$691	$2,839	$2,929	$4,380

The total future amortization expenses for our purchased intangible assets are summarized below (in thousands):

Amortization Expense (by fiscal year)
2018	2,801
2019	2,488
2020	1,989
2021	1,325
2022 and thereafter	293
Total future amortization	$8,896

NOTE 11.    SHORT-TERM DEBT

As part of the acquisition of iML, we entered into short-term financing agreements with Stifel Financial Corporation (“Stifel”) and CTBC Bank Corporation (USA) (“CTBC”) to provide bridge financing for the acquisition.

CTBC

On June 9, 2014 we entered into a Business Loan Agreement with CTBC to provide a loan for $26.0 million. This loan bore an interest rate of 3.25% and had maturity date of December 9, 2014. Interest payments were due monthly with the entire principal due not later than December 9, 2014.

All obligations of Exar under the Business Loan Agreement were unconditionally guaranteed by iML through a $26.0 million short-term certificate deposit with the same institution which had been recorded as restricted cash as of September 28, 2014. As of October 2014, the CTBC business loan has been completely paid off.

Stifel

On May 27, 2014 (the “Initial Funding Date”), Exar entered into a bridge credit agreement (the “Credit Agreement”) with certain lender parties and Stifel Financial Corp., as Administrative Agent. The Credit Agreement provided Exar with a bridge term loan credit facility in an aggregate principal amount of up to $90.0 million (the “Bridge Facility”).

Interest on loans made under the Bridge Facility accrued, at Exar’s option, at a rate per annum equal to (1) the Base Rate (as defined below) plus (a) during the first 90 days following the Initial Funding Date, 7.5% and (b) thereafter, 8.5% or (2) 1-month LIBOR plus (a) during the first 90 days following the Initial Funding Date, 8.5% and (b) thereafter, 9.5%. The “Base Rate” was equal to, for any day, a rate per annum equal to the highest of (a) the prime rate in effect on such day, (b) the federal funds effective rate in effect on such day plus 0.50%, and (c) 1 month LIBOR plus 1.00%. The Base Rate was subject to a floor of 2.5%, and LIBOR was subject to a floor of 1.5%.

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

Exar had drawn $65.0 million in May 2014 to fund the acquisition of iML’s outstanding shares. We repaid $26.0 million of the debt in June 2014 through a loan from CTBC with lower interest rate. As of July 2014, the Stifel loan has been completely paid off.

Interest

For fiscal year 2017 and 2016, no interest was paid as our short-term debt was completely paid off in fiscal year 2015.

NOTE 12.    COMMON STOCK REPURCHASES

From time to time, we acquire outstanding common stock in the open market to partially offset dilution from our equity award programs, to increase our return on invested capital and to bring our cash to a more appropriate level for our organization.

On August 28, 2007, we announced the approval of a share repurchase plan under which we were authorized to repurchase up to $100.0 million of our common stock.

On July 9, 2013, we announced the approval of a share repurchase program under which we were authorized to repurchase an additional $50.0 million of our common stock. The repurchase program does not have a termination date, and may be modified, extended or terminated at any time. The purchase price for the repurchased shares of Exar is reflected as a reduction of common stock and additional paid-in capital.

As of March 27, 2016, we had repurchased shares valued at $105.2 million under the share repurchase program. During fiscal year 2015, we repurchased $8.0 million of our common stock. The repurchased shares were retired immediately. During fiscal years 2014 and 2013, we repurchased $9.0 million and $0 of our common stock, respectively. The remaining authorized amount for the stock repurchase under the repurchase programs is $44.8 million.

During fiscal year 2017, there were no repurchases of our common stock.

NOTE 13.    EMPLOYEE BENEFIT PLANS

Exar Savings Plan

The Exar Savings Plan (“Plan”), as amended and restated, covers our eligible U.S. employees. The Plan provides for voluntary salary reduction contributions in accordance with Section 401(k) of the Internal Revenue Code as well as matching contributions from Exar. For fiscal year 2017, 2016 and 2015, our matching contribution was a percentage of the employees’ contributions, not to exceed a fixed maximum.

Our matching contributions to the Plan recorded as expense for the fiscal years ending on the dates indicated below were as follows (in thousands):

	Three Months Ended		Twelve Months Ended
	April 2,	March 27,	April 2,	March 27,	March 29,
	2017	2016	2017	2016	2015
	(unaudited)
Matching contributions	$—	$61	$25	$279	$360

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

Management and Employee Incentive Compensation Programs

Our incentive compensation programs provide for incentive awards for substantially all employees based on the achievement of personal objectives and our operating performance results. Our incentive compensation programs may be amended or discontinued at the discretion of our board of directors.

We had no unpaid incentive compensation for the fiscal years ended April 2, 2017 and March 27, 2016.

NOTE 14.    STOCK-BASED COMPENSATION

Except for the stock compensation expense section, all amounts consist of both continuing and discontinued operations.

Employee Stock Participation Plan (“ESPP”)

Our ESPP permits employees to purchase common stock through payroll deductions at a purchase price that is equal to 95% of our common stock price on the last trading day of each three-calendar-month offering period. Exar’s ESPP is intended to qualify under Section 423(b) of the U.S. Internal Revenue Code and was initially approved by our stockholders at our 1989 annual shareholder meeting. Our ESPP is non-compensatory.

The following table summarizes our ESPP transactions during the fiscal periods presented (in thousands, except per share amounts):

		Weighted
	Shares of	Average
	Common Stock	Price per Share
Authorized to issue:	4,500
Reserved for future issuance:
Fiscal year ending April 2, 2017	2,862
Fiscal year ending March 27, 2016	1,317
Fiscal year ending March 29, 2015	1,346
Issued:
Fiscal year ending April 2, 2017	22	$8.09
Fiscal year ending March 27, 2016	29	$7.29
Fiscal year ending March 29, 2015	26	$10.01

Equity Incentive Plans

At the annual meeting of stockholders on September 18, 2014 (the “Annual Meeting”), our stockholders approved the Exar Corporation 2014 Equity Incentive Plan (“2014 Plan”). The 2014 Plan authorizes the issuance of stock options, stock appreciation rights, restricted stock, stock bonuses and other forms of awards granted or denominated in common stock or units of common stock, as well as cash bonus awards.

Prior to the Annual Meeting, we maintained the Exar Corporation 2006 Equity Incentive Plan (the “2006 Plan”) and the Sipex Corporation 2006 Equity Incentive Plan (the “Sipex 2006 Plan”). As of June 30, 2014, a total of 6,555,492 shares of our common stock were then subject to outstanding awards granted under the 2006 Plan and the Sipex 2006 Plan, and an additional 669,008 shares of our common stock were then available for new award grants under the 2006 Plan. As part of the stockholder approval of the 2014 Plan at the Annual Meeting, we agreed that no new awards will be granted under the 2006 Plan and the Sipex 2006 Plan, although awards made under these plans prior to the Annual Meeting will remain subject to the terms of each such plan.

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

The maximum number of shares of our common stock that may be issued or transferred pursuant to awards under the 2014 Plan equals the sum of: (1) 5,170,000 shares, plus (2) the number of any shares subject to stock options granted under the 2006 Plan and the Sipex 2006 Plan and outstanding as of the date of the Annual Meeting which expire, or for any reason are cancelled or terminated, after the date of the Annual Meeting without being exercised, plus (3) the number of any shares subject to restricted stock and restricted stock unit awards granted under the 2006 Plan and the Sipex 2006 Plan that are outstanding and unvested as of the date of the Annual Meeting which are forfeited, terminated, cancelled, or otherwise reacquired after the date of the Annual Meeting without having become vested. Awards other than a stock option or stock appreciation right granted under the 2014 Plan are counted against authorized shares available for future issuance on a basis of two shares for each share subject to the award. As of April 2, 2017, there were approximately 2.9 million shares available for future grant under the 2014 Plan.

The following table summarizes information about our stock options outstanding at April 2, 2017:

	Options Outstanding			Options Exercisable
		Weighted
	Number	Average		Number
	Outstanding	Remaining	Weighted	Exercisable	Weighted
	As of	Contractual	Average	As of	Average
Range of	April 2,	Terms	Exercise	April 2,	Exercise
Exercise Prices	2017	(in years)	Price per Share	2017	Price per Share
$5.31-$5.70	750,724	5.49	$5.57	191,417	$5.57
5.74-5.95	678,368	5.27	5.92	272,618	5.93
5.96-6.17	164,850	1.13	5.98	129,929	5.97
6.18-6.18	540,200	5.72	6.18	50,000	6.18
6.29-8.06	638,380	5.11	7.81	191,980	7.94
8.07-8.98	522,770	3.48	8.44	346,370	8.27
9.03-9.55	596,344	4.11	9.32	403,567	9.30
9.57-10.80	498,946	5.40	10.15	164,532	10.06
10.85-13.00	315,500	4.02	11.98	227,826	12.20
13.54-13.54	193,000	4.28	13.54	125,125	13.54
Total	4,899,082	4.76	$7.95	2,103,364	$8.57

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

Stock Option Activities

A summary of stock option transactions during the periods indicated below for all stock option plans was as follows:

			Weighted
			Average		In-the-money
		Weighted	Remaining	Aggregate	Options
	Outstanding	Average	Contractual	Intrinsic	Vested and
	Options /	Exercise	Term	Value	Exercisable
	Quantity	Price per Share	(in years)	(in thousands)	(in thousands)
Balance at March 30, 2014	7,213,848	$8.98	5.02	$21,301	2,170
Granted	2,624,778	8.70
Exercised	(864,222)	7.05
Cancelled	(291,769)	12.36
Forfeited	(1,073,013)	10.45
Balance at March 29, 2015	7,609,622	$8.77	3.64	$14,377	2,850
Granted	2,242,720	5.93
Exercised	(378,559)	6.44
Cancelled	(470,759)	9.20
Forfeited	(1,280,641)	9.23
Balance at March 27, 2016	7,722,383	$7.96	4.40	$87	48
Granted	1,616,300	7.62
Exercised	(2,690,522)	7.37
Cancelled	(683,535)	10.18
Forfeited	(1,065,544)	7.54
Balance at April 2, 2017	4,899,082	$7.95	4.76	$24,899	1,977

Vested and expected to vest, April 2, 2017	4,372,093
Vested and exercisable, April 2, 2017	2,103,364

 The aggregate intrinsic values in the table above represent the total pre-tax intrinsic value, which is based on the closing price of our common stock of $13.01, $5.26 and $10.30 as of April 2, 2017, March 27, 2016 and March 29, 2015, respectively. These are the values which would have been received by option holders if all option holders exercised their options and sold the underlying shares on that date.

In January 2012, we granted 480,000 performance-based stock options to our then CEO. The options were scheduled to vest in four equal annual installments at the end of fiscal years 2013 through 2016 if certain predetermined market based financial measures were met. If the financial measures were not met, each installment would be rolled over to the subsequent fiscal year. In January 2014, we granted 140,000 performance-based stock options to our then CEO. The options were scheduled to vest at the end of fiscal year 2017 if certain predetermined financial measures were met. Due to the departure of our then CEO in October 2015, we recorded a reversal of $34,000 of compensation expense for these options in fiscal year 2016 as the requisite service period for vesting was not completed. No additional compensation expense for these options was recorded since the termination date of our former CEO.

On July 1, 2016 we granted 280,000 and 120,000 performance-based stock options to our CEO and Chief Financial Officer (“CFO”), respectively. The options vest based on the achievement of company performance targets relating to our non-GAAP earnings per share in future periods. If criteria are met, the options are scheduled to vest with four equal annual installments during the next four years, subject to the CEO’s and CFO’s continued service with us. On December 20, 2016, our Compensation Committee held a meeting and refined the calculation of certain performance goals. We recorded an additional compensation expense of $0.2 million as a result of this modification. As of April 2, 2017, we recorded $0.2 million

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

compensation expense associated with a portion of such performance-based stock options for which the vesting criteria has been determined by the Compensation Committee of the Board of Directors.

Options exercised for the fiscal years ended on the dates indicated below were as follows (in thousands):

	April 2,	March 27,	March 29,
	2017	2016	2015
Intrinsic value of options exercised	$5,949	$642	$2,543
Cash received related to option exercises	19,833	2,439	6,095
Tax benefit recorded	4,792	261	1,655

RSUs

We issue RSUs to employees and non-employee directors that are generally subject to vesting requirements. RSUs generally vest annually over a three year period. Prior to vesting, RSUs do not have dividend equivalent rights, do not have voting rights and the shares underlying the RSUs are not considered issued and outstanding. Shares are issued on the date the RSUs vest.

A summary of RSU transactions during the periods indicated for all stock incentive plans is as follows:

			Weighted
			Average
		Weighted	Remaining	Aggregate
		Average	Contractual	Intrinsic
		Grant-Date	Term	Value
	Shares	Fair Value	(in years)	(in thousands)
Unvested at March 30, 2014	1,177,126	$10.10	1.62	$13,784
Granted	509,370	8.86
Issued and released	(414,242)	9.44
Forfeited	(199,329)	11.87
Unvested at March 29, 2015	1,072,925	$9.43	1.50	$11,051
Granted	338,762	8.55
Issued and released	(596,468)	9.10
Forfeited	(224,386)	9.10
Unvested at March 27, 2016	590,833	$9.39	1.45	$3,108
Granted	646,706	9.08
Issued and released	(242,559)	8.80
Forfeited	(216,162)	9.68
Unvested at April 2, 2017	778,818	$9.23	1.72	$10,132
Vested and expected to vest, April 2, 2017	583,444	8.89

The aggregate intrinsic value of RSUs represents the closing price per share of our common stock at the end of the periods presented, multiplied by the number of unvested RSUs or the number of vested and expected to vest RSUs, as applicable, at the end of each period.

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

For RSUs, stock-based compensation expense was calculated based on our stock price on the date of grant, multiplied by the number of RSUs granted. The grant date fair value of RSUs less estimated forfeitures was recognized on a straight-line basis, over the vesting period.

In March 2012, we granted 300,000 performance-based RSUs (“PRSUs”) to our then CEO. The PRSUs were scheduled to vest in three equal installments at the end of fiscal year 2013 through 2015 with three-year vesting periods for each installment if certain predetermined financial measures were met. If the financial measures were not met, each installment would be forfeited at the end of its respective fiscal year. Due to the departure of our then CEO in October, 2015, we recorded a reversal of $41,000 for these PRSUs in fiscal year 2016, as the requisite service period required for vesting was not completed. No additional compensation expense for these options was recorded since the termination date of our former CEO.

In July 2013, as part of the acquisition of Cadeka, in order to encourage retention of five former Cadeka employees, we agreed to recommend to our Board of Directors in July 2015 a bonus, which, if approved by the Board of Directors, would be settled in RSUs subject to fulfillment of the service period. The ultimate approval of these awards was subject to the discretion of the Board of Directors. We recorded $0, $0.2 million and $1.7 million of compensation expense for these awards in the fiscal years 2017, 2016 and 2015 respectively. We recorded no expense for the three months ending April 2, 2017 and March 27, 2016, respectively. The expense is reported in the other current liabilities line on the consolidated balance sheet as the total amount of bonus was to be settled in variable number of RSUs at the completion of the requisite service period. Such non-cash compensation expense was recorded as part of stock compensation expense in the consolidated statements of operations. In July 2015, the Board of Directors ultimately determined not to approve the granting of these RSUs. In fiscal year 2016 we paid three of these five former Cadeka employees $75,000 in cash in exchange for a release of claims, including any claim such former employees may have to the RSUs described above. As a result of obtaining these releases, the proportional amount of liability net of cash payments was removed from our consolidated balance sheet, with a corresponding increase in additional paid in capital. During fiscal year 2017, we paid $240,000 in cash to the remaining two employees in exchange for a release of claims, including any claim such former employees may have to the RSUs described above. As a result of obtaining these releases, the proportional amount of liability net of cash payments was removed from our consolidated balance sheet, with a corresponding increase in additional paid in capital. As of April 2, 2017, zero balance was included in our consolidated balance sheets.

In August 2013, we announced the Fiscal Year 2014 Management Incentive Program (“2014 Incentive Program”). Under this program, each participant’s award is denominated in stock and subject to achievement of certain financial performance goals and the participant’s annual Management by Objective goals for the fiscal year. The expense is reported in the other current liabilities line in the consolidated balance sheet as the total amount of bonus is to be settled in a variable number of RSUs at the completion of the requisite service period. Such non-cash compensation expense is recorded as part of stock compensation expense in the consolidated statements of operations. Due to only partially achieving the financial performance goals and the participants’ annual Management by Objectives goals, we reversed the previously recorded stock compensation of $295,000 in the second quarter of fiscal year 2015 which resulted in a net stock compensation recovery of $290,000 for fiscal year 2015.

In the first quarter of fiscal year 2014, we granted 50,000 PRSUs to certain executives. The PRSUs began vesting in three equal installments at the end of fiscal year 2014 as certain performance measures were met. In fiscal year 2016, we recorded $17,000 stock compensation expense related to these PRSUs. In fiscal year 2015, we recorded stock compensation net recovery of $140,000 as a result of the termination of one executive’s employment.

In October 2013, we granted 70,000 PRSUs to certain executives. The first 50% of the PRSUs was scheduled to start vesting in three equal installments at the end of fiscal year 2015 with a three-year vesting period if certain performance measures were met. The second 50% of the PRSUs was scheduled to start vesting in three equal installments at the end of fiscal year 2016 with a three-year vesting period if certain performance measures were met. We recorded stock compensation expense of $50,000, $115,000 and $247,000 during fiscal year 2017, 2016 and 2015, respectively related to these awards. One of the executives’ employment was terminated in fiscal year 2015.

In December 2013, we granted 100,000 RSUs to our then CEO. The RSUs were scheduled to vest in two equal installments at the end of fiscal years 2016 and 2017. In October 2014, the second installment of 50,000 RSUs was modified to 50,000 PRSUs. These modified PRSUs were scheduled to vest at the end of fiscal year 2017 if certain predetermined financial measures are met. Due to the departure of our then CEO in October 2015, we recorded a reversal of $54,000 for fiscal year

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

2016 as the requisite service period for vesting was not completed. For fiscal year 2015, we record $10,000 stock compensation expense related to these modified PRSUs.

In August 2014, we announced the Fiscal Year 2015 Management Incentive Program (“2015 Incentive Program”). Under this program, each participant’s award is denominated in shares of our common stock and is subject to attainment of Exar’s performance goals as established by the Compensation Committee of the Board of Directors for fiscal year 2015. We recorded a stock compensation expense of $2.0 million in fiscal year 2015 related to these awards. During the first quarter of fiscal year 2016, we settled 20% of these awards with cash and recorded $50,000 additional compensation costs due to the fair value change between grant day and settlement day.

In January 2015, the employment of two of our executives terminated. As part of their termination agreements, we agreed their outstanding stock awards would continue to vest during the 12 month period following termination while they provided consulting services to us and that their vested stock options would remain exercisable for 12 month after they ceased providing consulting services. We also granted total of 60,000 RSUs with a vesting period of twelve months. In addition, we granted RSUs valued at $479,000 to one of the executives which were fully vested in February 2015. We recorded stock compensation expense of $1,519,000 related to these awards in fiscal year 2015.

In May 2015, we announced the Fiscal Year 2016 Management Incentive Program (“2016 Incentive Program”). Under this program, each participant’s award was subject to attainment of Exar’s performance goals as established by the Compensation Committee of the Board of Directors in September 2015, for fiscal year 2016 and the Committee reserved the right to settle awards either entirely with RSUs or with a combination of 20% settled in cash and 80% settled with RSUs. We did not record any compensation expense related to the 2016 Incentive Program as we did not meet the performance goals established under the awards.

In July 2016, we granted 60,000 and 30,000 PRSUs to our CEO and CFO, respectively, which vest based on the achievement of company stock price targets in future periods. If the performance criteria are met, the PRSUs will vest over a three-year period, with one-third of the PRSUs vesting after 12 months from the date of grant and the remaining PRSUs vesting in equal quarterly installments over the remaining two years, subject to the CEO’s and CFO’s continued service with Exar. The value of these awards is estimated using a Monte-Carlo simulation model using the following valuation assumptions:

Expected term of grants (years)	3
Risk-free interest rate	0.76%
Expected volatility	50%

For the three and twelve months ended April 2, 2017, we recorded approximately $40,000 (unaudited) and $120,000 of stock compensation expense related to these PRSUs.

In July 2016, we announced the Fiscal Year 2017 Management Incentive Program (“2017 Incentive Program”). Under this program, each participant’s award is denominated in shares of our common stock and is subject to attainment of Exar’s performance goals as established by the Compensation Committee of the Board of Directors for fiscal year 2017. On December 20, 2016, our Compensation Committee held a meeting and modified certain performance goals. We recorded compensation expense of $0.4 million as a result of this modification. We recorded stock compensation expense of $3.0 million (unaudited) and $5.2 million in the three and twelve months ended April 2, 2017.

Stock-Based Compensation Expenses

Valuation Assumptions

The assumptions used in calculating the fair value of stock-based compensation represent our estimates, but these estimates involve inherent uncertainties and the application of management judgments, which include the expected term of the share-based awards, stock price volatility and forfeiture rates. As a result, if factors change and we use different assumptions, our stock-based compensation expense could be materially different in the future.

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

Valuation Method—we compute the fair value of stock options on the date of grant using the Black-Scholes option-pricing model, except for market based performance awards which are valued under a Monte Carlo valuation method.

Expected Term—we estimate the expected life of options granted based on historical exercise and post-vest cancellation patterns, which we believe are representative of future behavior.

Volatility—our expected volatility is based on historical data of the market closing price for our common stock as reported by NASDAQ Global Select Market (“NASDAQ”) and/or New York Stock Exchange, Inc. (“NYSE”) under the symbol “EXAR” and the expected term of our stock options.

Risk-Free Interest Rate—the risk-free interest rate assumption is based on the observed interest rate of the U.S. Treasury appropriate for the expected term of the option to be valued.

Dividend Yield—we do not currently pay dividends and have no plans to do so in the future. Therefore, we have assumed a dividend yield of zero.

We used the following weighted average assumptions to calculate the fair values of options granted during the periods presented below:

	Three Months Ended		Twelve Months Ended
	April 2, 2017	March 27, 2016	April 2, 2017	March 27, 2016	March 29, 2015
	(unaudited)
Expected term of options (years)	4.17	4.58	4.47	4.62	4.63
Risk-free interest rate	1.74%	1.24%	1.13%	1.3%	1.2%
Expected volatility	36.56%	34.9%	35.1%	34.2%	32.4%
Expected dividend yield	—	—	—	—	—
Weighted average estimated fair value	$3.41	$1.71	$2.47	$1.83	$2.80

The following table summarizes stock-based compensation expense, for continuing operations, related to stock options and RSUs during the periods presented below (in thousands):

	Three Months Ended		Twelve Months Ended
	April 2,	March 27,	April 2,	March 27,	March 29,
	2017	2016	2017	2016	2015
	(unaudited)
Cost of sales	$77	$98	$966	$355	$1,083
Research and development	793	155	2,489	664	2,236
Selling, general and administrative	1,627	721	6,173	3,765	9,649
Total stock-based compensation expense	$2,497	$974	$9,628	$4,784	$12,968

The amount of stock-based compensation cost capitalized in inventory was immaterial at each of the fiscal years presented.

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

Unrecognized Stock-based Compensation Expense

The following table summarizes unrecognized stock-based compensation expense related to stock options and RSUs as of the date indicated below as follows:

	April 2, 2017		March 27, 2016		March 29, 2015
		Weighted		Weighted		Weighted
		Average		Average		Average
		Remaining		Remaining		Remaining
	Amount	Recognition	Amount	Recognition	Amount	Recognition
	(in thousands)	Period (in years)	(in thousands)	Period (in years)	(in thousands)	Period (in years)
Options	$4,514	2.4	$5,397	2.7	$7,981	2.3
Performance options	—	—	—	—	380	1.9
RSUs	11,096	2.5	2,052	1.7	3,568	1.9
PRSUs	478	1.4	415	1.5	1,467	2.0
Total unrecognized stock-based compensation expense	$16,088		$7,864		$13,396

NOTE 15.    LEASE FINANCING OBLIGATION

We have acquired engineering design tools (“Design Tools”) under capital leases. We acquired Design Tools of $6.9 million in January 2015 under a two-year license and two three-year licenses with prepayment of $1.0 million and $4.4 million in October 2014 under a three-year license with a prepayment of $1.5 million for the first year license, and $0.9 million in July 2012 under a three-year license all of which were accounted for as capital leases and recorded in the property, plant and equipment, net line item in the consolidated balance sheets. The obligations related to the Design Tools were included in other current liabilities in our consolidated balance sheet as of April 2, 2017 and other current liabilities and long-term lease financing obligations in our consolidated balance sheet as of March 27, 2016. The effective interest rates for the design tools range from 2.0% to 7.25%.

The carrying values of total leased equipment, carried as a component of fixed assets on the consolidated balance sheets are as follows:

	April 2,	March 27,
	2017	2016
Leased equipment and software	$13,722	$13,722
Less impairment	(1,519)	—
Less accumulated depreciation	(11,093)	(7,805)
Total	$1,110	$5,917

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

Amortization expense related to the design tools, which was recorded using the straight-line method over the remaining useful life for the periods indicated below was as follows (in thousands):

	Three Months Ended		Fiscal Year Ended
	April 2,	March 27,	April 2,	March 27,	March 29,
	2017	2016	2017	2016	2015
	(unaudited)
Amortization expense	$463	$867	$3,288	$3,846	$3,586

During the three and twelve months ended April 2, 2017 we recorded $0 (unaudited) and $1.5 million, respectively, of impairment charges and a restructuring expense of $0 (unaudited) and $0.4 million, respectively, associated with a portion of these Design Tools.

Future minimum lease payments for the lease financing obligations as of April 2, 2017, are as follows (in thousands):

Fiscal Years	Design tools
2018	$1,355
Total minimum lease payments	1,355
Less: amount representing interest	(70)
Present value of future minimum lease payments	1,285
Less: short-term lease financing obligations	(1,285)
Long-term lease financing obligations	$—

Interest expense for the design tools lease financing obligations for the periods indicated were as follows (in thousands):

	Three Months Ended		Fiscal Year Ended
	April 2,	March 27,	April 2,	March 27,	March 29,
	2017	2016	2017	2016	2015
	(unaudited)
Interest expense - design tools	$21	$41	$108	$177	$165

In the course of our business, we enter into arrangements accounted for as operating rental of office space. Rent expenses for all operating leases for the periods indicated below were as follows (in thousands):

	Three Month Ended		Fiscal Year Ended
	April 2,	March 27,	April 2,	March 27,	March 29,
	2017	2016	2017	2016	2015
	(unaudited)
Rent expense	$90	$246	$756	$776	$1,184

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

Our future minimum lease payments for the lease operating obligations, which all expire prior to or in fiscal year 2024, as of April 2, 2017, are as follows (in thousands):

Fiscal Years	Facilities
2018	2,102
2019	1,326
2020	1,074
2021	1,057
2022	1,089
2023	1,121
2024	378
Total future minimum lease payments	$8,147

On January 9, 2017, Exar negotiated a Sublease (the “Sublease”) with CSR Technology for our new office facilities which will be located in San Jose, California. The Sublease consist of an entire building of approximately 65,223 square feet of office space for a monthly lease payment of approximately $90,000, and the term of the Sublease runs through July 2023. We intend to formally relocate our office on or about September 2017.

NOTE 16.    COMMITMENTS AND CONTINGENCIES

In early 2012, we received correspondences from the California Department of Toxic Substance Control (“DTSC”) regarding its ongoing investigation of hazardous wastes and hazardous waste constituents at a former regulated treatment facility in San Jose, California. In 1985, Micro Power Systems Inc. (“MPSI”), a subsidiary that we acquired in June 1994, made two separate permitted hazmat deliveries to a licensed and regulated site for treatment. DTSC has requested that former/current property owners and companies, currently in excess of 50, that had hazardous waste treated at the site participate in further site assessment and limited remediation activities. We have entered into various agreements with other named generators, former property owners and DTSC limited to the investigation of the sites’ condition and evaluation, and selection of appropriate remedial measures. The designated environmental consulting firm has prepared and submitted to DTSC a site profile and is currently engaged in further study. Given that this matter is under investigation and discussions are ongoing with respect to various related considerations, we are unable to ascertain our exposure, if any, or estimate a reasonably possible range of loss. In the opinion of management, after consulting with legal counsel, and taking into account insurance coverage, any ultimate liability related to current outstanding claims and lawsuits, individually or in the aggregate, is not expected to have a material adverse effect on our financial statements, as a whole.

We warrant all custom products and application specific products, including cards and boards, against defects in materials and workmanship for a period of 12 months, and occasionally we may provide an extended warranty from the delivery date. We warrant all of our standard products against defects in materials and workmanship for a period of 90 days from the date of delivery. Reserve requirements are recorded in the period of sale and are based on an assessment of the products sold with warranty, historical warranty costs incurred and customer/product specific circumstances. Our liability is generally limited, at our option, to replacing, repairing, or issuing a credit (if it has been paid for). Our warranty does not cover damage which results from accident, misuse, abuse, improper line voltage, fire, flood, lightning or other damage resulting from modifications, repairs or alterations performed other than by us, or resulting from failure to comply with our written operating and maintenance instructions.

Warranty expense has historically been immaterial for our products. A warranty liability of $1.4 million was established during fiscal year 2014 for the return of certain older generation data compression products shipped in prior years. In February 2015, we received $0.5 million reimbursement from our insurance company and in July 2015, we received $1.5 million legal settlement from our vendor related to their defective products.

Our warranty reserve balances were immaterial for April 2, 2017 and $0.3 million as of March 27, 2016, which is included in the “Other current liabilities” line item on the consolidated balance sheets.

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

In the ordinary course of business, we may provide for indemnification of varying scope and terms to customers, vendors, lessors, business partners, purchasers of assets or subsidiaries, and other parties with respect to certain matters, including, but not limited to, losses arising out of our breach of agreements or representations and warranties made by us, services to be provided by us, intellectual property infringement claims made by third parties or, matters related to our conduct of the business. In addition, we have entered into indemnification agreements with our directors and certain of our executive officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or executive officers. We maintain director and officer liability insurance, which may cover certain liabilities arising from our obligation to indemnify our directors and officers, and former directors and officers of acquired companies, in certain circumstances.

It is not possible to determine the aggregate maximum potential loss under these indemnification agreements due to the unique facts and circumstances involved in each particular agreement and claims. Such indemnification agreements might not be subject to maximum loss clauses. Historically, we have not incurred material costs as a result of obligations under these agreements and we have not accrued any liabilities related to such indemnification obligations in our consolidated financial statements.

NOTE 17.    LEGAL PROCEEDINGS

From time to time, we are involved in various claims, legal actions and complaints arising in the normal course of business. We are not a named party to any ongoing lawsuit or formal proceeding that, in the opinion of our management, is likely to have a material adverse effect on our financial position, results of operations or cash flows. While there can be no assurance of favorable outcomes, we do not believe that the ultimate outcome of these actions, individually or in the aggregate, will have a material adverse effect on our financial position, results of operations or cash flows.

In fiscal year 2017, a former employee of Exar asserted claims against the Company for, among other things, a claim of wrongful termination in the Alameda County Superior Court. In fiscal year 2018, a former employee of Exar asserted claims against the Company for a breach of oral contract in the Alameda County Superior Court. We believe that these former employees were terminated in accordance with the requirements of law and that the claims being asserted are not supported by evidence and we intend to vigorously protect our interests. We do not believe an adverse outcome will have a material impact on our financial position, results of operations or cash flow.

NOTE 18.    INCOME TAXES

  The following table presents domestic and foreign components loss before income taxes (in thousands):

	April 2,	March 27,	March 29,
	2017	2016	2015

United States	$8,417	$(12,720)	$(47,988)
Foreign	558	359	70
Income (loss) before income tax	$8,975	$(12,361)	$(47,918)

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

 The components of the provision for (benefit from) income taxes as of the dates indicated below were as follows (in thousands):

	April 2,	March 27,	March 29,
	2017	2016	2015
Current:
Federal	$(16)	$(1,141)	$829
State	12	12	7
Foreign	(129)	170	182
Total current	$(133)	$(959)	$1,018

Deferred:
Federal	$9	$(4,477)	$(373)
State	1	(175)	(2)
Foreign	—	—	—
Total deferred	$10	$(4,652)	$(375)
Total provision for (benefit from) income taxes	$(123)	$(5,611)	$643

Exar records U.S. income taxes on the undistributed earnings of foreign subsidiaries unless the subsidiaries' earnings are considered indefinitely reinvested outside the US. The Company made a one-time $45.0 million repatriation in fiscal year 2016, and reversed a $8.2 million deferred tax liability established in fiscal year 2015 associated with this repatriation. There were minimal US federal and state taxes as a result of this one-time repatriation due to the availability of net operating loss carryovers.

As of April 2, 2017, undistributed earnings of $3.3 million of our foreign subsidiaries are considered to be indefinitely reinvested and, accordingly, no provision for federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of a dividend or otherwise, we would be subject to both United States income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to various foreign countries.

Significant components of our net deferred taxes are as follows as of the dates indicated (in thousands):

	April 2,	March 27,
	2017	2016
Deferred tax assets:
Reserves and expenses not currently deductible	$9,164	$8,074
Net operating loss carryforwards	104,736	110,782
Tax credits	24,877	29,280
Intangible assets	6,435	7,677
Deferred margin	2,769	2,815
Depreciation	263	150
Total deferred tax assets	148,244	158,778
Deferred tax liabilities:
Non-goodwill intangibles	(1,988)	(2,650)
Total deferred tax liabilities	(1,988)	(2,650)
Valuation allowance	(146,349)	(156,210)
Net deferred tax liabilities	$(93)	$(82)

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

The valuation allowance decreased $9.9 million and $6.9 million in fiscal years 2017 and 2016, respectively. The change in fiscal year 2017 was primarily due to utilization of our net operating loss carryforwards during the fiscal year.

Reconciliations of the income tax provision at the statutory rate to our provision for (benefit from) income tax are as follows as of the dates indicated (in thousands):

	April 2,	March 27,	March 29,
	2017	2016	2015

Income tax benefit at statutory rate	$3,141	$(3,961)	$(17,265)
State income taxes, net of federal tax benefit	124	(144)	(74)
Deferred tax assets not benefited	(2,853)	(118)	8,407
Tax credits	(395)	(901)	(1,182)
Stock-based compensation	(48)	658	435
Foreign rate differential	(84)	(80)	(18)
Prior year tax expense true-up	(1)	(2)	—
Fair value adjustment	—	—	(1,527)
Investment in US property	—	—	8,840
OCI tax effect clearance	—	—	828
Acquisition cost	—	—	2,092
Gain on iML sale	(36)	—	—
Others, net	29	(1,063)	107
Provision for (benefit from) income taxes	$(123)	$(5,611)	$643

As of April 2, 2017, our federal, state and Canada net operating loss carryforwards for income tax purposes were as follow (in thousands):

Federal net operating loss carryforwards	$283,084
State net operating loss carryforwards	$64,972
Canada net operating loss carryforwards	$22,518

The reduction of federal net operating losses was mainly related to current year taxable income while the reduction of state net operating losses was due to California NOL expiration. If not utilized, some of the federal net operating loss carryovers will begin expiring in fiscal year 2022, while the state net operating losses will begin to expire in fiscal year 2018 The Canadian net operating loss carryovers will begin expiring in fiscal year 2022, if not utilized.

As of April 2, 2017, our federal, state and Canada tax credit carryforwards, net of reserves, were as follows (in thousands):

Federal tax credit carryforwards	$10,693
State tax credit carryforwards	$20,963
Canada tax credit carryforwards	$3,824

Federal tax credits will begin to expire in fiscal year 2018. State tax credits are carried forward indefinitely. The Canadian tax credits will begin to expire in fiscal year 2018.

Utilization of these federal and state net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions.

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

We have evaluated our deferred tax assets and concluded that a valuation allowance is required for that portion of the total deferred tax assets that are not considered more likely than not to be realized in future periods. To the extent that the deferred tax assets with a valuation allowance become realizable in future periods, we will have the ability, subject to carryforward limitations, to benefit from these amounts. Approximately $1.5 million of these deferred tax assets would pertain to certain net operating loss and credit carryforwards that resulted from the exercise of employee stock options. When recognized, the tax benefit of these carryforwards is accounted for as a credit to additional paid-in capital rather than a reduction of the income tax provision.

Uncertain Income Tax Benefits

A reconciliation of the beginning and ending amount of the unrecognized tax benefits during the tax year ended April 2, 2017 is as follows (in thousands):

Amount

Unrecognized tax benefits as of March 30, 2014	$14,164
Gross increase related to prior year tax positions	252
Gross increase related to current year tax positions	3,305
Lapses in statute of limitation	(85)
Unrecognized tax benefits as of March 29, 2015	17,636
Gross increase related to prior year tax positions	(159)
Gross increase related to current year tax positions	430
Lapses in statute of limitation	(1,087)
Unrecognized tax benefits as of March 27, 2016	16,820
Gross decrease related to prior year tax positions	(267)
Gross increase related to current year tax positions	223
Lapses in statute of limitation	(326)
Unrecognized tax benefits as of April 2, 2017	$16,450

Of the total gross unrecognized tax benefits of $16.5 million as of April 2, 2017, $13.5 million, if recognized, would impact the effective tax rate before consideration of the valuation allowance.

The total unrecognized gross tax benefits were as follows as of the dates indicated (in thousands):

	April 2,	March 27,
	2017	2016

Unrecognized gross tax benefits	$16,450	$16,820
Less: amount used to reduce deferred tax assets	13,467	13,480
Net income tax payable(1)	$2,983	$3,340
________________

(1)	Included in other non-current obligations line item in consolidated balance sheet.

We believe that it is reasonably possible that the amount of gross unrecognized tax benefits related to the resolution of income tax matters could be reduced by approximately $1.2 million during the next 12 months as the statutes of limitations expire, which would decrease the provision for income taxes.

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

Estimated interest and penalties related to the underpayment of income taxes were classified as a component of the provision for income taxes in the consolidated statement of operations. Accrued interest and penalties consisted of the following as of the dates indicated (in thousands):

	April 2,	March 27,
	2017	2016
Accrued interest and penalties	$1,253	$1,364

Our major tax jurisdictions are the United States federal and various states, Canada, China, Hong Kong and certain other foreign jurisdictions. The fiscal years 2004 through 2016 remain open and subject to examinations by the appropriate governmental agencies in the United States and certain of our foreign jurisdictions.

NOTE 19.   ALLOWANCES FOR SALES RETURNS AND DOUBTFUL ACCOUNTS

We had the following activities for the allowance for sales returns and allowance for doubtful accounts as the dates indicated (in thousands):

	Balance			Balance
	at Beginning			at End
Classification	of Year	Additions	Utilizations (1)	of Year
Allowance for sales returns:

Year ended April 2, 2017	$1,582	$21,749	$21,970	$1,361
Year ended March 27, 2016	1,438	20,028	19,884	1,582
Year ended March 29, 2015	1,674	22,118	22,354	1,438

Allowance for doubtful accounts:

Year ended April 2, 2017	123	225	283	65
Year ended March 27, 2016	612	55	544	123
Year ended March 29, 2015	111	501	—	612

(1) Utilization amounts within allowance for sales returns reflect credits issued to distributors for stock rotations and volume discounts.

NOTE 20.    SUBSEQUENT EVENT

On March 28, 2017, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MaxLinear, Inc., a Delaware corporation (“MaxLinear”), and Eagle Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of MaxLinear (“Purchaser”).

Pursuant to the Merger Agreement, Purchaser commenced a tender offer (the “Offer”) to purchase all of the outstanding shares of our common stock, par value $0.0001 per share (the “Shares”), at a price of $13.00 per share (the “Offer Price”), without interest thereon, net to the seller in cash, and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable tax withholdings, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 13, 2017 (as amended or supplemented from time to time), and in the related Letter of Transmittal (as amended or supplemented from time to time).

EXAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 2, 2017 AND MARCH 27, 2016 (UNAUDITED) AND FISCAL YEARS ENDED
APRIL 2, 2017, MARCH 27, 2016 AND MARCH 29, 2015

The Offer expired at midnight (Eastern time) on May 11, 2017 (the “Expiration Time”). The depositary and paying agent for the Offer advised that, as of the Expiration Time, a total of 44,385,399 Shares had been validly tendered and not properly withdrawn pursuant to the Offer, which tendered Shares represented approximately 85.4% of the outstanding Shares as of the Expiration Time. Purchaser accepted for exchange all such Shares validly tendered and not properly withdrawn pursuant to the Offer.

On May 12, 2017, pursuant to the terms and conditions of the Merger Agreement, MaxLinear completed its acquisition of Exar when Purchaser merged with and into Exar (the “Merger”), with Exar continuing as the surviving corporation (the “Surviving Corporation”) in the Merger and a wholly-owned subsidiary of Parent and Exar filed Form 25-NSE to delist from the New York Stock Exchange’ on the same day.

The Merger was governed by Section 251(h) of the Delaware General Corporation Law (the “DGCL”), with no stockholder vote required to consummate the Merger. At the effective time of the Merger (the “Effective Time”), each Share (other than Shares owned by MaxLinear, any subsidiary of MaxLinear or Exar, or held in treasury by Exar, or Shares held by stockholders who properly and validly exercised their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL if certain other conditions and statutory requirements described therein are met (“Dissenting Shares”), which were canceled and extinguished) was converted into the right to receive the Offer Price.

The Company has evaluated subsequent events through June 2, 2017, the date the financial statements were available to be issued, noting no other events that require adjustment of, or disclosure in, the consolidated financial statements for the year ended April 2, 2017.